                                                                  EXHIBIT (a)(1)
                           OFFER TO PURCHASE FOR CASH
                     All Outstanding Shares of Common Stock

                                       of

                      OBJECTIVE SYSTEMS INTEGRATORS, INC.

                                       at

                              $17.75 Net Per Share

                                       by

                            TAHOE ACQUISITION CORP.
                          a wholly owned subsidiary of
                           AGILENT TECHNOLOGIES, INC.

                               -----------------

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
               NEW YORK CITY TIME, ON THURSDAY, JANUARY 4, 2001,
                         UNLESS THE OFFER IS EXTENDED.

                               -----------------

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN BY THE EXPIRATION DATE (AS DEFINED BELOW) THAT NUMBER OF SHARES OF COMMON STOCK, $0.001 PAR VALUE (THE "COMMON STOCK" OR "SHARES"), OF OBJECTIVE SYSTEMS INTEGRATORS, INC., A DELAWARE CORPORATION (THE "COMPANY"), THAT WOULD REPRESENT AT LEAST A MAJORITY OF THE TOTAL SHARES OUTSTANDING ON A FULLY DILUTED BASIS, AS WELL AS A MAJORITY OF THOSE SHARES HELD BY PERSONS WHO HAVE NOT ENTERED INTO A TENDER AND VOTING AGREEMENT WITH THE PARENT AND MERGER SUB (THE "TENDER AGREEMENTS"), EACH AS CALCULATED PURSUANT TO THE MERGER AGREEMENT DESCRIBED BELOW. THE OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE SECTION 13.

                               -----------------

THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF NOVEMBER 24, 2000 (THE "MERGER AGREEMENT"), BY AND AMONG THE COMPANY, AGILENT TECHNOLOGIES, INC. AND TAHOE ACQUISITION CORP. ("MERGER SUB"). THE BOARD OF DIRECTORS OF THE COMPANY, BY A UNANIMOUS VOTE OF ITS DIRECTORS AT A MEETING OF THE BOARD OF DIRECTORS HELD ON NOVEMBER 24, 2000, DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY, APPROVED THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND APPROVED THE MERGER AGREEMENT. THE BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER.
                               -----------------

                                   IMPORTANT

Any Stockholder desiring to tender all or any portion of such Stockholder's Shares should (1) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, including any required signature guarantees, and mail or deliver the Letter of Transmittal or such facsimile with such Stockholder's certificate(s) for the tendered Shares and any other required documents to the Depositary named herein, (2) follow the procedure for Book-Entry Tender of Shares set forth in
Section 3 or (3) request such Stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such Stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Shares so registered.

A Stockholder of the Company who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply with the procedure for Book-Entry Transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in
Section 3.

Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee.

                               -----------------

                      The Dealer Manager for the Offer is:
                           MORGAN STANLEY DEAN WITTER

December 6, 2000

                               ----------------

                               TABLE OF CONTENTS

                               ----------------

                                                                           Page
                                                                           ----
SUMMARY TERM SHEET........................................................   3
INTRODUCTION..............................................................   7
  1. Terms of the Offer...................................................   8
  2. Acceptance for Payment and Payment for the Shares....................  10
  3. Procedure for Tendering Shares.......................................  10
  4. Rights of Withdrawal.................................................  13
  5. Certain Federal Income Tax Consequences of the Offer.................  14
  6. Price Range of the Shares............................................  14
  7. Effect of the Offer on the Market for the Shares; Stock Quotation,
     Margin Regulations and Exchange Act Registration.....................  15
  8. Certain Information Concerning the Company...........................  16
  9. Certain Information Concerning Parent and Merger Sub.................  18
 10. Background of the Offer; Contacts with the Company...................  19
 11. Purpose of the Offer; Plans for the Company; The Merger..............  22
 12. Source and Amount of Funds...........................................  32
 13. Certain Conditions of the Offer......................................  32
 14. Dividends and Distributions..........................................  33
 15. Certain Legal Matters................................................  34
 16. Fees and Expenses....................................................  36
 17. Miscellaneous........................................................  37
SCHEDULE A Information Concerning Directors and Executive Officers of
            Tahoe Acquisition Corp. and Agilent Technologies, Inc. ....... A-1

December 6, 2000

                              SUMMARY TERM SHEET

  This summary highlights important and material information from this Offer to Purchase but does not purport to be complete. To fully understand the offer described in this document and for a more complete description of the terms of the offer described in this document, you should read carefully this entire Offer to Purchase and the Letter of Transmittal (which together, as they may be amended and supplemented, constitute the "Offer"). We have included cross-references to sections to direct you to a more complete description of the topics contained in this summary.

  .  WHO IS OFFERING TO BUY MY SECURITIES?

    Tahoe Acquisition Corp., a wholly owned subsidiary of Agilent
    Technologies, Inc., is offering to buy your shares as described in this document. See Section 9 of this document for further information about Agilent Technologies, Inc. and Tahoe Acquisition Corp.

  .  WHAT SECURITIES ARE BEING SOUGHT IN THE OFFER?

    Tahoe Acquisition Corp. is offering to buy all of the outstanding shares of common stock of Objective Systems Integrators, Inc.

  . HOW MUCH IS TAHOE ACQUISITION CORP. OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

    Tahoe Acquisition Corp. is offering to pay $17.75 in cash for each share.

  .  DOES TAHOE ACQUISITION CORP. HAVE THE FINANCIAL RESOURCES TO MAKE
     PAYMENT?

    Yes. Agilent Technologies, Inc., the parent of Tahoe Acquisition Corp., will provide sufficient funds to acquire all tendered shares and any shares that are acquired in the merger that is expected to follow the successful completion of this Offer. The Offer is not subject to any financing contingencies.

  . ARE AGILENT TECHNOLOGIES, INC.'S FINANCIAL RESULTS RELEVANT TO MY DECISION AS TO WHETHER TO TENDER IN THE OFFER?

    No. As the Offer is for cash and is not subject to any financing condition, Agilent Technologies, Inc.'s financial results should not be relevant to your decision on whether to tender your shares in the offer.

  . HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER MY SHARES IN THE INITIAL OFFERING PERIOD?

    You may tender your shares into the offer until 12:00 Midnight, New York City time, on Thursday, January 4, 2001, which is the scheduled expiration date of the Offer, unless Tahoe Acquisition Corp. decides to extend the Offer. See Section 3 of this document for information about tendering your shares.

  .  CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

    Yes. Tahoe Acquisition Corp. may extend the expiration date of the Offer from time to time on one or more occasions:

    .if any of the conditions to the Offer shall not have been satisfied or waived;

    . for a "subsequent offering period" of up to twenty business days. A subsequent offering period, if one is included, will be an additional period of time beginning after we have purchased shares tendered during the Offer. During the subsequent offering period stockholders may tender, but not withdraw shares and receive the offer consideration. We do not currently intend to include a subsequent offering period, although we reserve the right to do so;

    . for any period that may be required for the Offer to comply with any rule imposed by the Securities and Exchange Commission (the "SEC"); and

    . if the number of Shares tendered is at least 80% but less than 90% of the outstanding Shares, to a date not later than an aggregate of 10 business days following the scheduled expiration date.

    At the request of the Company, Tahoe Acquisition Corp. will extend the offer for a period of time we believe necessary to cause the conditions to our offer to be satisfied, if on a scheduled expiration date any of the conditions to our Offer are not satisfied; however, we are not required to extend the Offer beyond January 31, 2001.

  .  HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

    Tahoe Acquisition Corp. will make a public announcement of any extension of the Offer no later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See Section 1 of this document for more information about extension of the Offer. Any such press release will state the approximate number of shares tendered to date.

  .  WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

    There is no financing condition to the offer. Nevertheless, the Offer is conditioned upon, among other things, there being validly tendered and not withdrawn at least a majority of the outstanding shares on a fully diluted basis, as well as at least a majority of the Shares held by persons who have not signed the Tender Agreement, in each case calculated in accordance with the Merger Agreement.

    In addition, we are not obligated to purchase any tendered shares if, among others:

    . there is any change or effect that, individually or when taken together with all other such changes or effects, is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Company, or on the ability of the Company to consummate the Offer or the Merger (but excluding any adverse effects occurring directly and primarily as a result of (i) the execution and public announcement of the Merger Agreement, the pendency of the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement or (ii) general market or industry conditions); or

    . the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any anti-trust filing with any foreign governmental entity has not expired or been terminated.

    For a more complete description of the conditions to the Offer, see
    Section 13 of this document.

  .  HOW DO I TENDER MY SHARES?

    If you hold the certificates for your shares, you should complete the enclosed Letter of Transmittal and enclose all the documents required by it, including your certificates, and send them to Computershare Trust Company of New York ("Computershare") at the address listed on the back cover of this document. If your broker holds your shares for you in "street name" you must instruct your broker to tender your shares on your behalf. In any case, Computershare must receive all required documents prior to 12:00 Midnight, New York City time, on Thursday, January 4, 2001, which is the expiration date of the Offer, unless Tahoe Acquisition Corp. decides to extend the Offer. If you cannot comply with any of these procedures, you still may be able to tender your shares by using the guaranteed delivery procedures described in this document. See Section 3 of this document for more information on the procedures for tendering your shares.

  .  UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

    The tender of your shares may be withdrawn at any time prior to the expiration date of the Offer. See Section 4 of this document.

  .  HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

    You (or your broker or bank if your shares were held in "street name") must notify Computershare at the address and telephone number listed on the back cover of this document, and your notice must include the name of the stockholder that tendered the shares, the number of shares to be withdrawn and the name in which the tendered shares are registered. For complete information about the procedures for withdrawing your previously tendered shares, see Section 4 of this document.

  .  WHAT DOES MY BOARD OF DIRECTORS THINK OF THE OFFER?

    THE BOARD OF DIRECTORS OF OBJECTIVE SYSTEMS INTEGRATORS, INC., BY A UNANIMOUS VOTE OF ITS DIRECTORS AT A MEETING OF THE BOARD OF DIRECTORS HELD ON NOVEMBER 24, 2000, DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTEREST OF, THE STOCKHOLDERS OF OBJECTIVE SYSTEMS INTEGRATORS, INC., APPROVED THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND APPROVED THE MERGER AGREEMENT. THE BOARD OF DIRECTORS RECOMMENDS THAT OBJECTIVE SYSTEMS INTEGRATORS, INC.'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER.

  . IF TAHOE ACQUISITION CORP. CONSUMMATES THE OFFER, WHAT ARE ITS PLANS WITH RESPECT TO THE SHARES THAT ARE NOT TENDERED IN THE OFFER?

    If Tahoe Acquisition Corp. purchases at least a majority of the total shares outstanding on a fully diluted basis calculated in accordance with the Merger Agreement, it intends to cause a merger to occur between Tahoe Acquisition Corp. and Objective Systems Integrators, Inc. in which stockholders who have not previously tendered their shares will also receive $17.75 in cash, subject to their right under Delaware law to dissent and demand the fair market value of their shares.

  .  IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

    If the merger takes place, stockholders who do not tender in the offer will receive the same amount of cash per share that they would have received had they tendered their shares in the offer, subject to their right to pursue appraisal under Delaware law. Therefore, if the merger takes place and you do not perfect your appraisal rights, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. If, however, the merger does not take place, the number of stockholders and of shares of Objective Systems Integrators, Inc. that are still in the hands of the public might be so small that there may no longer be an active public trading market (or, possibly, any public trading market) for the shares. Also, the shares may no longer be eligible to be traded on the Nasdaq National Market or any other securities exchange, and Objective Systems Integrators, Inc. may cease making filings with the SEC or otherwise cease being required to comply with the SEC's rules relating to publicly held companies. See Section 7 of this document for more information about the effect on the market for the stock of Objective Systems Integrators.

  .  WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

    On November 24, 2000, the last full trading day prior to the public announcement of the offer, the reported closing bid price of the shares on the Nasdaq National Market was $13.50 per share. On

    December 5, 2000, the last full trading day for which prices were available before the commencement of the Offer, the reported closing bid price of the shares on the Nasdaq Stock Market was $17.625 per share. You should obtain a recent market quotation for your shares in deciding whether to tender them. See Section 6 of this document for recent high and low closing bid prices for the shares.

  .  WHO IS RESPONSIBLE FOR THE PAYMENT OF TAXES AND BROKERAGE FEES?

    Stockholders of record who tender shares directly will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of the shares by Tahoe Acquisition Corp. pursuant to the Offer. Nonetheless, any tendering stockholder who fails to complete and sign the Substitute Form W-9 included in the Letter of Transmittal might be subject to backup federal income tax withholding of 31% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See Section 3 of this document. Stockholders who hold their shares through a broker, bank or other nominee should check with such institution as to whether they charge any service fees.

  .  WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

    If you have any questions you can call the dealer manager, Morgan Stanley & Co. Incorporated, at (650) 234-5795, or the information agent, Corporate Investor Communications at (866) 987-6245 (toll free). See the back cover of this document for additional information.

To the Holders of the Common Stock of Objective Systems Integrators, Inc.:

                                 INTRODUCTION

  Tahoe Acquisition Corp., a Delaware corporation ("Merger Sub") and a wholly owned subsidiary of Agilent Technologies, Inc., a Delaware corporation ("Parent"), hereby offers to purchase all of the outstanding shares of Common Stock, $0.001 par value (the "Common Stock" or "Shares") of Objective Systems Integrators, Inc., a Delaware corporation (the "Company"), at $17.75 per Share in cash, net to the seller (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements, collectively constitute the "Offer").

  Tendering stockholders whose Shares are registered in their own names and who tender directly to Computershare Trust Company of New York (the "Depositary") will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of the Shares by Merger Sub pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. Merger Sub will pay all charges and expenses of Morgan Stanley & Co. Incorporated, as dealer manager ("Morgan Stanley" or the "Dealer Manager"), the Depositary and Corporate Investor Communications (the "Information Agent").

  This Offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 24, 2000 (the "Merger Agreement"), by and among the Company, Parent and Merger Sub, pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall thereupon cease (the "Merger"). The Company shall continue its existence under the laws of the State of Delaware. As a result of the Merger, the Company (sometimes referred to herein as the "Surviving Corporation") will become a wholly owned subsidiary of Parent.

  Simultaneously with the execution of the Merger Agreement, Parent and Merger Sub entered into a Tender and Voting Agreement dated as of November 24, 2000 (the "Tender Agreement"), with certain stockholders (the "Tender Agreement Stockholders") holding voting and dispositive control over approximately 20,360,546 Shares, which represented approximately 54% of the outstanding Shares as of November 24, 2000. Pursuant to the Tender Agreement, the Tender Agreement Shareholders have agreed to tender all Shares they own pursuant to the Offer and to grant proxies to such shares to be voted in favor of the Merger and against approval of any action or agreement that would impede, interfere with or prevent the Merger. These Tender Agreement Shareholders may vote their own shares themselves on all other matters. The Tender Agreement terminates upon the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms of Section VII of the Merger Agreement or (ii) such date as the Merger Agreement shall be terminated in accordance with its terms. See Section 11 for a more complete description of the Tender Agreement.

  The Merger shall become effective upon filing of the Merger Filing (as defined below) with the Secretary of State of the State of Delaware (the "Secretary of State") (such date and time, the "Effective Time"). The Company and Merger Sub will cause a certificate of merger to be executed and filed with the Secretary of State as provided in the Delaware General Corporations Law (the "DGCL") (the applicable document described in this paragraph to be filed with the Secretary of State being referred to as the "Merger Filing"). In the Merger, each issued and outstanding Share (other than Shares, if any, that are held by stockholders who are entitled to and who properly exercise appraisal rights ("Qualifying Stockholders") pursuant to Section 262 of the
DGCL) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, an amount in cash equal to the Offer Price.

  The Board of Directors of the Company, by unanimous vote of its Directors at a meeting of the Board of Directors held on November 24, 2000, determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the Stockholders of the Company, approved the Merger and the other transactions contemplated by the Merger Agreement and approved the Merger Agreement. The Board of Directors recommends that the Company's Stockholders accept the Offer and tender their Shares in the Offer.

  Gerard Klauer Mattison & Co., Inc., financial advisor to the Company, has delivered to the board of directors of the Company its opinion, dated November 24, 2000 (the "Financial Advisor Opinion"), to the effect that, as of such date, and based on and subject to the matters set forth therein, the $17.75 per share in cash to be received by holders of the Shares in the Offer and the Merger is fair from a financial point of view to such holders. A copy of the Financial Advisor Opinion, which sets forth the assumptions made, procedures followed, matters considered and limits on the review undertaken is attached as Schedule II to the Company's solicitation/recommendation statement on
Schedule 14D-9 (the "Schedule 14D-9") which has been filed by the Company with the SEC in connection with the Offer and which is being mailed to stockholders herewith. Stockholders are urged to, and should, read the financial advisor opinion in its entirety.

  The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn by the Expiration Date (as defined herein) a majority of the Shares calculated on a Fully Diluted Basis (as calculated pursuant to the Merger Agreement) as well as a majority of Shares not held by persons who have executed the Tender Agreement (the "Minimum Condition"). The Offer is also subject to the other conditions set forth in this Offer to Purchase. See Section 13 of this Offer to Purchase.

  According to the Company, as of December 1, 2000 there were 37,609,227 shares outstanding or 39,854,671 shares calculated on a Fully Diluted Basis. As of the date hereof, neither the Merger Sub nor the Parent beneficially owns any Shares. Based on these numbers, the Tender Agreement Stockholders have agreed to tender 20,360,546 Shares, which as of December 1, 2000 was greater than a majority of the Shares outstanding (calculated on a Fully Diluted Basis). Therefore, if the Tender Agreement Stockholders were to so tender and if persons who have not entered into the Tender Agreement were to have tendered at least 8,542,819 Shares in the Offer then the Minimum Condition would have been satisfied.

  Consummation of the Merger is subject to a number of conditions, including approval by stockholders of the Company, if such approval is required under applicable law. In the event the Merger Sub acquires 90% or more of the outstanding Shares pursuant to the Offer or otherwise, the Merger Sub will be able to effect the Merger pursuant to the "short-form" merger provisions of the DGCL, without prior notice to, or any action by, any other stockholder of the Company. In such event, the Merger Sub intends to effect the Merger without prior notice to, or any action by, any other stockholder of the Company. See Section 12 of this Offer to Purchase.

  Certain U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the conversion of Shares pursuant to the Merger are described in Section 5.

  The purpose of the Offer is for Parent, indirectly through Merger Sub, to acquire a majority voting interest in the Company as the first step in a business combination.

  This Offer to Purchase and the related Letter of Transmittal contain important information and they should be read in their entirety before any decision is taken with respect to the Offer.

1. Terms of the Offer.

  Upon the terms and subject to the conditions of the Offer (including the terms and conditions set forth in Section 13 (the "Offer Conditions") and, if the Offer is extended or amended, the terms and conditions of such extension or amendment, Merger Sub will accept for payment, and pay $17.75 in cash net to the seller for each Share validly tendered prior to the Expiration Date and not withdrawn as permitted by Section 4. The term "Expiration Date" means 12:00 midnight, New York City time, on Thursday, January 4, 2001, unless and until Merger Sub shall have extended the period for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by Merger Sub, shall expire. The period from the date hereof until 12:00 midnight, New York City time, on January 4, 2001, as such period may be extended, is referred to as the "Offering Period."

  Merger Sub does not currently intend to make a subsequent offering period available following the Expiration Date pursuant to Rule 14d-1 of the Securities Exchange Act of 1934 as amended (the "Exchange Act") although it reserves the right to do so.

  Subject to the terms of the Merger Agreement (see Section 11) and applicable rules and regulations of the SEC, Merger Sub expressly reserves the right, in its sole discretion, at any time or from time to time, (i) to delay acceptance for payment of or (regardless of whether such Shares were theretofore accepted for payment) payment for, any tendered Shares, or to amend the Offer as to any Shares not then paid for, on the occurrence of any of the conditions specified in Section 13 of this Offer and (ii) to waive any condition and to set forth or change any other term and condition of the Offer, by giving oral or written notice of such delay, termination or amendment to the Depositary and by making a public announcement thereof; provided that, Merger Sub will not, without the prior written consent of the Company (i) decrease the price per Share, (ii) change the form of consideration to be paid in the Offer, (iii) reduce the maximum number of Shares to be purchased in the Offer, (iv) impose any additional conditions to the Offer or broaden the scope of the conditions to the Offer, (v) extend the Offer except as provided below, (vi) amend or waive the Minimum Condition or (vii) amend any other terms of the Offer in a manner adverse to the holders of the Shares.

  Merger Sub may (i) from time to time extend the Offer, if at the scheduled expiration date of the Offer any of the conditions to the Offer shall not have been satisfied or waived, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer, (iii) if the number of Shares tendered pursuant to the Offer is less than 90% of the outstanding Shares but at least 80% of the outstanding Shares, extend the Offer for any reason on one or more occasions for an aggregate period of not more than ten (10) business days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence if on such expiration date there shall not have been tendered (and not properly withdrawn) at least 90% of the outstanding Shares, or (iv) include a Subsequent Offering Period to the Offer for a period up to twenty
(20) business days.

  If one or more of the conditions are not satisfied and none of the events described in paragraphs (b), (d), (e) or (h) of Section 13 have occurred and are continuing at the time of any scheduled expiration date of the Offer, then, provided that such conditions are reasonably capable of being satisfied in Parent and Merger Sub's reasonable judgment, Merger Sub will, at the request of the Company, extend the Offer from time to time unless any such condition is no longer reasonably capable of being satisfied or any such event has occurred. Notwithstanding this, in no event is Merger Sub required to extend the Offer beyond January 31, 2001.

  Upon the terms and subject to the conditions of the Offer (including the Offer Conditions and, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Merger Sub will accept for payment, and will pay for, all Shares validly tendered and not duly withdrawn promptly after the expiration of the Offering Period. If there is a Subsequent Offering Period, all Shares tendered during the Subsequent Offering Period will be immediately accepted for payment and paid for as they are tendered.

  Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof. In the case of an extension, such announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which Merger Sub may choose to make any public announcement, Merger Sub shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other public announcement.

  Merger Sub confirms that if it makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Merger Sub will extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act.

  If, prior to the Expiration Date, Merger Sub, if previously approved by the Company in writing, shall decrease the percentage of Shares being sought or the consideration offered to holders of Shares, such decrease shall be applicable to all holders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any increase or decrease is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

  The Company has provided Merger Sub with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of the Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by Merger Sub to record holders of the Shares and will be furnished by Merger Sub to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of the Shares.

2. Acceptance for Payment and Payment for the Shares.

  Upon the terms and subject to the conditions of the Offer (including the Offer Conditions and, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Merger Sub will accept for payment, and will pay for, all Shares validly tendered and not withdrawn promptly after the expiration of the Offering Period. If there is a Subsequent Offering Period, all Shares tendered during the Subsequent Offering Period will be immediately accepted for payment and paid for as they are tendered.

  For purposes of the Offer, Merger Sub will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if and when Merger Sub gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for any Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from Merger Sub and transmitting such payments to the tendering stockholders. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility")), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) (or, in the case of a book-entry transfer, an Agent's Message (as defined below in Section 3)) and any other documents required by the Letter of Transmittal.

  Under no circumstances will interest on the Offer Price for the Shares be paid, regardless of any extension of the Offer or any delay in making such payment.

  If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by Book-Entry Transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained with the Book-Entry Transfer Facility), as soon as practicable following expiration or termination of the Offer. All conditions to the Offer, other than the Antitrust Condition (as defined below in Section 13), will be satisfied or waived prior to the expiration of the Offer.

3. Procedure for Tendering Shares.

  Valid Tender. To tender Shares pursuant to the Offer, (a) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, certificates for Shares to be tendered, and any other documents required by the Letter of Transmittal, must be received by the Depositary prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase, (b) such Shares must be delivered pursuant to the procedures for book-entry transfer described below (and a Book-Entry Confirmation of such delivery received by the Depositary, including an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal), prior to the Expiration Date, or (c) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Merger Sub may enforce such agreement against the participant.

  Book-Entry Delivery. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry transfer of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below." Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

  The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a Book-Entry Transfer, by Book-Entry Confirmation). If delivery is by mail, it is recommended that the stockholder use properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.

  Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered holder (which term, for purposes of this section, includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith and such registered holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for any Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for any Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

  Guaranteed Delivery. A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available or who cannot comply with the procedure for Book-Entry

Transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares by following all of the procedures set forth below:

    (i) such tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Merger Sub, is received by the Depositary, as provided below, prior to the Expiration Date; and

    (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a Book-Entry Transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three business days after the date of execution of such Notice of Guaranteed Delivery.

  The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

  Other Requirements. Notwithstanding any provision of this document, payment for the Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of the instruments and documents referred to in Section 2.

  Tender Constitutes an Agreement. The valid tender of any Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Merger Sub upon the terms and subject to the conditions of the Offer.

  Appointment. By executing a Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of Merger Sub as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Merger Sub and with respect to any and all non-cash dividends, distributions, rights, and other shares of Common Stock or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase (collectively, "Distributions"). All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Merger Sub deposits the payment for such Shares with the Depositary. All such powers of attorney and proxies will be irrevocable and will be deemed granted in consideration of the acceptance for payment by Merger Sub of the Shares tendered in accordance with the terms of the Offer. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Merger Sub's designees will be empowered to exercise all voting and other rights of such stockholder with respect to such Shares (and any and all Distributions) as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the stockholders of the Company, actions by written consent in lieu of any such meeting or otherwise. Merger Sub reserves the right to require that, in order for any Shares to be deemed validly tendered, immediately upon Merger Sub's depositing the payment for such Shares with the Depositary, Merger Sub must be able to exercise full voting, consent and other rights with respect to such Shares (and any and all Distributions).

  Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of the Shares will be determined by Merger Sub in its sole discretion, which determination will be final and binding. Merger Sub reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Merger Sub's counsel, be unlawful. Merger Sub also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of any Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Parent, Merger Sub, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Merger Sub's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and Instructions thereto) will be final and binding.

  Backup Withholding. In order to avoid "backup withholding" of U.S. federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalty of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder and payment of cash to such stockholder (or another payee designated by such stockholder) pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Merger Sub and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Foreign stockholders should complete and sign the main signature form and a Form W-8BEN or other Form W-8 as appropriate, copies of which may be obtained from the Depositary, or otherwise establish a valid exemption from withholding, in order to avoid backup withholding. See Instruction 8 to the Letter of Transmittal.

4. Rights of Withdrawal.

  Tenders of the Shares made pursuant to the Offer are irrevocable except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Merger Sub pursuant to the Offer, may also be withdrawn at any time after February 4, 2001. There will be no withdrawal rights during any Subsequent Offering Period for any Shares tendered during any Subsequent Offering Period.

  For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of the Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry tender as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. If certificates for the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares to be withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Merger Sub, in its sole discretion, which determination shall be final and binding. None of Parent, Merger Sub, the Dealer Manager, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tendered Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3 at any time prior to the Expiration Date.

  If Merger Sub extends the Offer, is delayed in its acceptance for payment of any Shares, or is unable to accept for payment any Shares pursuant to the Offer, for any reason, then, without prejudice to Merger Sub's rights under this Offer, the Depositary may, nevertheless, on behalf of Merger Sub, retain tendered Shares, but such Shares may be withdrawn to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4.

5. Certain U.S. Federal Income Tax Consequences of the Offer.

  Sales of the Shares pursuant to the Offer and the exchange of the Shares for cash pursuant to the Merger will be taxable transactions for U.S. federal income tax purposes and may also be taxable under applicable state, local, foreign and other tax laws. For U.S. federal income tax purposes, a stockholder whose Shares are purchased pursuant to the Offer or who receives cash as a result of the Merger will realize gain or loss equal to the difference between the adjusted basis of the Shares sold or exchanged and the amount of cash received therefor. Such gain or loss will be capital gain or loss if the Shares are held as capital assets by the stockholder and will be long-term capital gain or loss if the stockholder has held the Shares for more than one year at the time of sale. Long-term capital gain of a non-corporate stockholder is generally subject to a maximum U.S. federal income tax rate of 20%.

  The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable to stockholders in special situations such as stockholders who received their Shares upon the exercise of stock options or otherwise as compensation and stockholders who are not United States persons. Also, it is based on existing law, which is subject to change. Stockholders should consult their own tax advisors with respect to the specific tax consequences to them of the Offer and the Merger, including the application and effect of Federal, state, local, foreign or other tax laws.

6. Price Range of the Shares.

  The Shares are traded on the Nasdaq National Market (the "Nasdaq") under the symbol "OSII". The following table sets forth, for the calendar quarters indicated, the high and low sales prices for the Shares on the Nasdaq based on public sources:

                                                                    High   Low
                                                                   ------ -----
Calendar Year
1998:
  First Quarter................................................... $14.63 $8.00
  Second Quarter.................................................. $14.38 $5.75
  Third Quarter................................................... $ 9.31 $4.25
  Fourth Quarter.................................................. $ 6.06 $3.13
1999:
  First Quarter................................................... $ 5.25 $2.56
  Second Quarter.................................................. $ 3.56 $2.13
  Third Quarter................................................... $ 3.75 $2.25
  Fourth Quarter.................................................. $ 8.94 $2.06
2000:
  First Quarter................................................... $24.00 $6.19
  Second Quarter.................................................. $15.75 $5.50
  Third Quarter................................................... $17.06 $8.13
  Fourth Quarter (through December 5, 2000)....................... $17.63 $7.00

  On November 24, 2000, the last full trading day prior to the public announcement of the terms of the Offer and the Merger, the reported closing bid price of the Shares on the Nasdaq was $13.50 per Share. On December 5, 2000, the last full trading day prior to commencement of the Offer, the reported closing bid price of the Shares on the Nasdaq was $17.625 per Share. Stockholders are urged to obtain a current market quotation for the Shares.

7. Effect of the Offer on the Market for the Shares; Stock Quotation, Margin Regulations and Exchange Act Registration.

  Market for the Shares. The purchase of any Shares by Merger Sub pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and might reduce the number of holders of the Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

  Stock Quotation. The Shares are quoted on Nasdaq. According to published guidelines of Nasdaq, the Shares might no longer be eligible for quotation on Nasdaq if, among other things, the number of publicly held Shares (excluding Shares held directly or indirectly by officers, directors and any person who is a beneficial owner of more than 10% of the Shares) were less than 500,000, the aggregate market value of publicly held Shares were less than $1,000,000 or there were fewer than 300 holders of the Shares in round lots. According to information furnished to Merger Sub by the Company as of the close of business on December 1, 2000, there were 131 holders of record of the Shares not including beneficial holders of any Shares in street name, and there were 37,609,227 Shares outstanding.

  If the Shares were to cease to be quoted on the Nasdaq National Market, the market for the Shares could be adversely affected. It is possible that the Shares would be traded or quoted on other securities exchanges or in the over-the-counter market, and that price quotations would be reported by such exchanges, or other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of stockholders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

  Margin Regulations. The shares of Common Stock are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the shares of Common Stock. Depending upon factors similar to those described above regarding listing and market quotations, the shares of Common Stock might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations, in which event the shares of Common Stock would be ineligible as collateral for margin loans made by brokers.

  Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated by the Company upon application to the SEC if the outstanding Shares are not listed on a national securities exchange and if there are fewer than 300 holders of record of such shares. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement to furnish a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) and the related requirement to furnish an annual report to stockholders, no longer applicable with respect to the Shares. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for quotation on Nasdaq or for continued inclusion on the Federal Reserve Board's list of "margin securities". Merger Sub intends to seek to cause the Company to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met. If registration of the Shares is not terminated prior to the Merger, then the registration of such Shares under the Exchange Act and the quotation of such Shares on the Nasdaq will be terminated following the completion of the Merger.

8. Certain Information Concerning the Company.

  Objective Systems Integrators, Inc. develops, markets, and sells software that manages communications networks for voice and e-services in the evolving communications market. The Company was founded in 1989 to help telecommunications companies simplify the management of their large-scale telephony networks. Since then, the Company has evolved its product line to meet the changing needs of communication service providers, who are increasingly focused on communications that use Internet technologies. The Company's target customers include established and emerging providers of long-distance and local voice services, Internet service providers, application service providers, companies that host Web-based services, and other next-generation communications service providers. The Company provides software for managing a broad range of network functions used to deliver and monitor high-quality communications services.

  The Company's products are designed to help its customers adapt continuously to changing business directions and technologies, while minimizing service disruptions, wasted or duplicate software investments, and costly customization. To accomplish this, its products have been built on a Unified Management Architecture ("UMA"), which is designed to provide the built-in flexibility to create a single integrated management system that accommodates equipment and software from different vendors, using diverse standards and protocols. Building on its UMA, the Company has continued to extend its product line to facilitate the ability of its customers to manage and automate their business processes from end to end.

  Set forth below is certain summary consolidated financial information for each of the Company's last three fiscal years for the period ended June 2000 as contained in the Company's 2000 and 1999 Annual Reports on Form 10-K as well as unaudited consolidated financial information for the period ended September 30, 2000. More comprehensive financial information is included in such reports (including management's discussion and analysis of financial condition and results of operation) and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the SEC in the manner set forth below.

                      OBJECTIVE SYSTEMS INTEGRATORS, INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                   (in thousands, except per share amounts)

                                       Three Months  For the year ended June
                                           Ended               30
                                       September 30, -------------------------
                                           2000       2000     1999     1998
                                       ------------- -------  -------  -------
                                        (unaudited)
Consolidated Statement of Operations
Total revenues.......................     $21,505    $67,140  $64,790  $60,575
Gross profit.........................      16,994     48,968   44,421   35,809
Income (loss) from operations........       2,105     (3,432) (12,270) (20,171)
Net income (loss)....................       2,362     (2,834) (34,137) (12,170)
Net income (loss) per share,
 diluted.............................     $  0.06    $ (0.08) $ (0.97) $( 0.36)
Shares used in per share
 computation.........................      40,355     36,157   35,142   33,724
                                       Three Months
                                           Ended          As of June 30
                                       September 30, -------------------------
                                           2000       2000     1999     1998
                                       ------------- -------  -------  -------
                                        (unaudited)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term
 investments.........................     $43,232    $44,044  $31,582  $41,286
Working capital......................      44,019     40,684   28,796   59,410
Total assets.........................      80,820     76,723   66,424  101,358
Total stockholders' equity...........      51,552     48,239   43,862   77,520

  Except as otherwise set forth herein, the information concerning the Company contained in this document has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. Although Parent, Merger Sub and the Dealer Manager have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue, Parent, Merger Sub and the Dealer Manager cannot take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent, Merger Sub or the Dealer Manager.

  Other Financial Information. During the course of the discussions and information exchange between Parent and the Company that led to the Merger Agreement, the Company provided Parent and its financial advisors with certain information about the Company and its financial performance that is not publicly available. The information provided included the following:

                                                                  As of June 30
                                                                  -------------
                                                                  (in millions)
                                                                   2001   2002
                                                                  ------ ------
Total Revenues................................................... $110.0 $165.0
Gross Profit.....................................................   86.4  130.4
Income from Operations...........................................   12.7   23.1

  The Company has advised Parent and Merger Sub that it does not as a matter of course make public any projections as to future performance or earnings, and the aforementioned projections are included in this Offer to Purchase solely because such information was provided to Parent and its financial advisors during the course of Parent's evaluation of the Company. Parent and Merger Sub did not rely on such information in their valuation of the Company. The projections were prepared with a limited degree of precision, and were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts, which would require a more complete presentation of data than as shown above, and neither the Company's nor Parent's independent accountants has examined or compiled any of these projections or expressed any conclusion or provided any other form of assurance with respect to these projections and accordingly assume no responsibility for these projections. The Company has advised Parent and Merger Sub that (i) its internal operating projections are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to various interpretations and periodic revision based on actual experience and business developments and (ii) while presented with numerical specificity, these projections were not prepared by the Company in the ordinary course and are based on a number of internal assumptions with respect to industry performance, general business, economic, market and financial conditions, including, among others, projections of revenues, operating income, benefits and other expenses, depreciation and amortization, capital expenditure and working capital requirements, and other matters that are inherently subject to significant economic and competitive uncertainties, all of which are difficult to predict and some of which are beyond the control of the Company. Accordingly, there can be no assurance, and no representation or warranty is or has been made by any of the Company, Parent, Merger Sub or any of their representatives, that actual results for the years ending June 30, 2001 and 2002 will not vary materially from those described above. The foregoing information is forward-looking in nature and inherently subject to significant uncertainties, risks and contingencies, including industry performance, general business and economic conditions, currency exchange rates, customer requirements, competition, adverse changes in applicable laws, regulations or rules governing environmental, tax and accounting matters and other matters. The inclusion of this information should not be regarded as an indication that the Company, Parent, Merger Sub or anyone who received this information then considered, or now considers, it a reliable prediction of future events, and this information should not be relied on as such. None of the Company, Parent, Merger Sub or any of their respective financial advisors or the Dealer Manager intends to, and each of them disclaims any obligation to, update, revise or correct such projections if they are or become inaccurate (even in the short term). The projections have not been adjusted to reflect the effects of the Offer or the Merger or the potential combined operations of Parent and the Company or any alterations Parent may make to the Company's operations or strategy after the consummation of the Merger. The information set forth above is presented for the limited purpose of giving the stockholders access to the material financial projections prepared by the Company's management that were made available to Parent and Merger Sub in connection with the Merger Agreement and the Offer. These projections should be read in conjunction with the historical financial information of the Company.

  Available Information. The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC's offices at 450 Fifth Street, N.W., Washington, D.C., 20549 and also should be available for inspection and copying at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611. Copies may be obtained, by mail, upon payment of the SEC's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and can be obtained electronically on the SEC's Website at http://www.sec.gov.

9. Certain Information Concerning Parent and Merger Sub.

  Parent is a Delaware corporation with its principal offices located at 395 Page Mill Road, Palo Alto, California 94306. Parent is a global leader in designing and manufacturing test, measurement and monitoring instruments, systems and solutions, and semiconductor and optical components. Parent serves markets that include communications, electronics, life sciences and healthcare. On November 17, 2000, Parent announced that it had entered into an agreement to sell its Healthcare Solutions Group to Royal Philips Electronics, subject to customary regulatory approval and other closing conditions.

  Merger Sub is a Delaware corporation and a wholly owned subsidiary of Parent, and to date has engaged in no activities other than those incident to its formation and the commencement of the Offer. The principal offices of Merger Sub are located at 395 Page Mill Road, Palo Alto, California 94306.

  Financial Information of Parent. Parent is subject to the informational reporting requirements of the Exchange Act.

  Other Information Regarding Parent and Merger Sub. The name, citizenship, business address, current principal occupation (including the name, principal business and address of the organization in which such occupation is conducted), and material positions held during the past five years (including the name, principal business and address of the organization in which such occupation was conducted), of each of the directors and executive officers of Parent and Merger Sub are set forth in Schedule A to this Offer to Purchase. None of the individuals on Schedule A has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors).

  Neither Parent nor Merger Sub, or, to the best of their knowledge, any of the persons listed in Schedule A hereto nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares or has engaged in any transactions in the Shares in the past 60 days. Neither Parent nor Merger Sub has purchased any Shares during the past two years.

  Except as set forth in Section 10, there have been no negotiations, transactions or material contacts between Parent or Merger Sub, or, to the best of their knowledge, any of the persons listed in Schedule A hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Except as described in Section 10, neither Parent nor Merger Sub, or, to the best of their knowledge, any of the persons listed in Schedule A hereto, had any transaction with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the Offer.

10. Background of the Offer; Contacts with the Company.

   In early 2000, the Board began to evaluate the strategic direction of the Company in light of certain factors, including the Company's business and operations, the position of the Company in its target market, and the rapid consolidation that was taking place within the telecommunications industry. Among the alternatives considered by the Board at that time were for the Company to pursue a series of strategic business acquisitions, merge or otherwise combine with a larger partner with well-established channels of distribution into the Company's target market, or enter into some other form of business combination with a strategic partner or partners.

  On February 18, 2000, the Company engaged Gerard Klauer Mattison & Co., Inc. ("GKM") to act as its financial advisor in connection with possible acquisitions by the Company, acquisitions of the Company or other business combinations involving the Company. In early April of 2000, a key member of the GKM investment banking team covering the Company left GKM to join Adams Harkness and Hill, Inc. ("AHH"). As a result, on April 11, 2000, the Company, GKM and AHH entered into an engagement letter under which the parties agreed that AHH and GKM would both provide the Company with financial advisory services.

  Between April and July of 2000, GKM or AHH contacted approximately 70 possible strategic partners and engaged in further preliminary discussions with over 30 companies that had expressed an interest in a business combination with the Company, including a large telecommunication equipment provider ("Bidder A") and Parent. Of the over 30 companies who initially expressed interest in a possible business combination with the Company, seven (including Bidder A and Parent) engaged in further discussions with the Company. During this time period, GKM and AHH provided the Board and the Company's senior management with periodic updates as to the results of these contacts. The Company and Bidder A entered into a Non-Disclosure Agreement on April 28, 2000.

  On July 28, 2000, representatives of AHH presented the Board with a report on the services that they had provided to date. They reported to the Board regarding the status of AHH's preliminary discussions with Bidder A, Parent and certain other potential strategic partners, and various strategic alternatives available to the Company. At this meeting, the Board determined to form a special committee composed of three non-management directors (the "Special Committee"). The Board authorized the Special Committee to pursue a possible business combination involving the Company and to review, evaluate and negotiate the proposed structure, price and terms of such a transaction. The Board also authorized the Special Committee to recommend a possible business combination involving the Company to the Board if the Special Committee believed such proposal would be in the best interests of the Company and its stockholders.

  At its initial meeting on August 15, 2000, the Special Committee authorized AHH to pursue further discussions with various potential strategic partners. The Special Committee also authorized one of its members to contact an officer of Bidder A to discuss a possible strategic transaction.

  From mid-August to October of 2000, the Special Committee held a number of meetings at which AHH and GKM reported on the status of their discussions with potential strategic partners, including their discussions with Bidder A and its financial advisors.

  In August 2000, Bidder A conducted a due diligence investigation of the Company. Following this investigation and other meetings between representatives of Bidder A and the Company, on August 31, 2000, Bidder A delivered to the Special Committee a non-binding indication of interest relating to an acquisition of the Company by Bidder A. AHH provided the Special Committee with their analysis of the proposed price, structure, terms and conditions of the proposed offer. Following discussion, the Special Committee determined that the economic terms in the non-binding indication of interest were not in the best interests of the Company and its stockholders. The Special Committee directed AHH to pursue further discussions with the financial advisors for Bidder A and other potential strategic partners.

  At a meeting of the Special Committee on September 6, 2000, AHH reported that it had not received any further indication from Bidder A as to its willingness to increase its proposed price. AHH also reported that Parent had expressed renewed interest in the possibility of a business combination with the Company. On September 18, 2000, the Company entered into a Confidential Disclosure Agreement with Parent. From mid-September to late-October, members of Parent's management and technical organization had numerous meetings and telephonic conferences with Company representatives. These meetings included demonstrations of the Company's products, a tour of the Company's facilities, discussions regarding business plans, customers, and strategies of the respective companies, and the perceived benefits resulting from a combination of their businesses.

  On September 25, 2000, at a meeting between representatives of Bidder A and certain members of the Special Committee, Bidder A expressed a potential interest in acquiring the Company at a per share price that was higher than it had proposed in its August 31 indication of interest. At that time, representatives of Bidder A indicated that they would provide a written non-binding proposal to the Special Committee. From late September through the first week of October, Bidder A continued its due diligence investigation of the Company through a number of meetings at the Company's offices. Bidder A never delivered a written proposal to the Company with respect to the acquisition of the Company at the per share price discussed at the September 25, 2000 meeting.

  In mid October 2000, Bidder A orally indicated to AHH and certain members of the Special Committee that it still might be interested in pursuing an acquisition of the Company, but at a price substantially below the last price that had been discussed on September 25, 2000.

  The Special Committee had several meetings in late October in which it discussed the strategic options that might be available to the Company. From October 30, 2000 through November 1, 2000, a member of the Company's senior management team, AHH and senior members of Parent's Communications Management Solutions Business Unit met in the United Kingdom to discuss the Company's business strategies, possible synergies in the respective companies product offerings and possible valuations of the Company.

  At a Special Committee meeting on November 2, 2000, AHH reported on the current status of its ongoing discussions with Parent and Bidder A, as well as certain other potential strategic partners. AHH also reported on its analysis of the price and other terms of the potential transaction that had been proposed by Bidder A. The Special Committee authorized AHH to pursue further discussions with Bidder A. On November 2, 2000 and November 3, 2000, Parent continued its on-site and off-site due diligence investigation of the Company.

  On November 8, 2000, Parent delivered to AHH a non-binding indication of interest for the acquisition of the Company at a price of $14.50 per share, which was higher than Bidder A's last proposal. This letter also stated that Parent was prepared to offer up to 50% of the consideration in Parent stock.

  On November 9, 2000, the Special Committee met to discuss its ongoing negotiations with Bidder A and Parent and instructed AHH to obtain a more definitive proposal from each party.

  On November 10, 2000, AHH received a written proposal from Bidder A for the acquisition of the Company in an all cash tender offer at a price higher than $14.50 but below the Offer Price. Thereafter, the Special Committee met to discuss Bidder A's all cash tender offer proposal and Parent's stock and cash proposal. AHH reported to the Special Committee the history and status of negotiations to date with each of Bidder A and Parent. AHH also provided the Special Committee a preliminary analysis of the two proposals in terms of structure and price, and current market evaluations of each company.

  On November 13, 2000 the Special Committee met to further consider the proposals from Bidder A and Parent. Following extensive discussion regarding the history and status of negotiations to date with each of

Bidder A and Parent, the Special Committee instructed AHH to indicate to Parent that the Special Committee had an existing proposal at a higher per share purchase price and requested that Parent provide a revised proposal.

  On November 14, 2000, AHH reported to the Special Committee that it had received an oral proposal from the financial advisors for Parent that Parent potentially was prepared to offer $16.25 per share, with 50% of the purchase price in Parent stock. The Special Committee then discussed at length the procedure and timing for negotiating definitive agreements with Bidder A and Parent. The Special Committee then instructed AHH to advise the financial advisors to both Bidder A and Parent that the Company had received competitive bids and that the Special Committee was requesting each bidder to submit a final proposal and a proposed definitive acquisition agreement by the close of business on November 16, 2000.

  On November 16, 2000, counsel for Parent delivered to the Special Committee a revised non-bidding proposal and draft definitive agreement, providing for, among other things, an all cash tender offer of the outstanding shares of the Company at the purchase price of $17.75 per share to be followed by a second-step merger. The proposal stated that execution of a definitive agreement was subject to the approval of Parent's Board of Directors and satisfactory completion of due diligence. Counsel for Bidder A also delivered a draft definitive agreement, providing for, among other things, an all cash tender offer for the outstanding shares of the Company at an orally expressed per share price less than that offered by Parent.

  At a meeting of the Special Committee on the afternoon of November 16, 2000, AHH and GKM reviewed and analyzed the principal terms and relative merits of the final proposals from Bidder A and Parent. They also reviewed with the Special Committee the perceived likelihood and timing of closing a transaction with both parties. The Special Committee instructed counsel to review the proposed agreements submitted by Bidder A and Parent and to provide the Special Committee with a comparison of the principal terms of the agreements.

  The Special Committee met on the afternoon of November 17, 2000, at which time Company counsel, AHH and GKM reviewed the principal terms and conditions of the agreements submitted by Bidder A and Parent with the Special Committee. AHH and GKM again analyzed the relative merits of the final proposals from Bidder A and Parent, as well as the perceived likelihood and timing of closing a transaction with each of the parties. The Special Committee discussed the various alternatives for responding to these proposals in order to maximize shareholder value. Following this discussion, the Special Committee unanimously determined to proceed with immediate negotiation and finalization of the draft merger agreement with Parent. The Special Committee also instructed AHH to inform the financial advisors for Bidder A that another party had proposed the acquisition of the Company at a higher per share price than that proposed by Bidder A. That evening, the financial advisors to Bidder A informed AHH that Bidder A had delivered its best and final offer.

  During the period from November 16 through November 21, Parent continued its due diligence investigation of the Company. During that period, counsel for the Company and counsel for Parent also negotiated the terms of the merger agreement and related documents. On November 21, 2000, at a meeting of the Special Committee, AHH and GKM reviewed the history of negotiations between the Company and Parent and GKM presented its financial analysis of the proposed transaction. Counsel for the Company summarized the key terms of the merger agreement and related documents with Parent. At this meeting, the Special Committee unanimously approved recommending the Parent proposal to the Board, subject to finalization of the draft merger agreement and receipt of a fairness opinion from GKM.

  At the Board meeting immediately following the meeting of the Special Committee, the Board reviewed the terms of the draft merger agreement with AHH, GKM and Company counsel. At this meeting, AHH reviewed the course of negotiations with certain potential acquirers and particularly, Bidder A and Parent. GKM presented its financial analysis of the proposed transaction and its written opinion that, as of that date, the Offer Price to be received by holders of Common Stock in connection with the Offer and the Merger was fair to such holders from a financial point of view. The Special Committee then presented its recommendation to the Board that the Board consider the Offer and the Merger. After further discussion, the Board approved, by unanimous vote of the directors, the transaction and the entry into the definitive agreements by the Company, subject to finalization of the merger agreement and the receipt of an updated fairness opinion from GKM on the date that the draft merger agreement was finalized.

  On November 24, 2000, the Board met via teleconference call with its counsel and financial advisors also present. Counsel to the Company provided the Board with a report on the revised terms of the proposed merger agreement. GKM reiterated its oral opinion, later confirmed in writing as of the same date, that, as of that date, the Offer Price to be received by holders of Common Stock in connection with the Offer and the Merger was fair to such holders from a financial point of view. The Board then approved, by unanimous vote of the directors, the transaction and the entry into the definitive agreements by the Company. On the afternoon of November 24, 2000, the Company, Merger Sub and Parent executed the Merger Agreement. On November 27, 2000, Parent and the Company each issued a press release announcing the transaction.

11. Purpose of the Offer; Plans for the Company; The Merger.

  Purpose. The purpose of the Offer and the Merger is to enable Parent indirectly to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is to acquire all of the outstanding Shares not purchased pursuant to the Offer. The Company will, as of the Effective Time, be a wholly owned subsidiary of Parent.

  Plans for the Company. Assuming the Minimum Condition and the other conditions have been satisfied and Merger Sub purchases all Shares tendered pursuant to the Offer, Merger Sub intends, subject to Rule 14f-1 of the Exchange Act, promptly to exercise its rights under the Merger Agreement to obtain majority representation on, and control of, the Board of Directors of the Company. Under the Merger Agreement, the Company has agreed to use its best efforts, concurrently with Merger Sub's acceptance for payment and payment for such Shares, to either increase the size of the Company's Board of Directors by such number or secure the resignations of such directors as is necessary to enable Parent to use its best efforts to elect to the Board of Directors up to a number of Merger Sub's designees equal to the product of (i) the total number of directors on the Board of Directors multiplied by (ii) the percentage that the number of the Shares then beneficially owned by Merger Sub so accepted for payment and paid plus any Shares beneficially owned by Parent to the number of the Shares then outstanding.

  The Merger Agreement. The following is a summary of certain provisions of the Merger Agreement. This summary is not a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed with the SEC as an exhibit to the Tender Offer Statement on Schedule TO filed by Parent and Merger Sub (the "Schedule TO") and is incorporated herein by reference. Capitalized terms not otherwise defined below shall have the meanings set forth in the Merger Agreement. The Merger Agreement may be examined, and copies obtained, as set forth in Section 8 of this Offer to Purchase.

  The Offer. The Merger Agreement provides that Parent will cause Merger Sub to commence the Offer and that upon the terms and subject to prior satisfaction or waiver (to the extent permitted to be waived) of the conditions of the Offer, as promptly as practicable after expiration of the Offer, Parent will cause Merger Sub to accept for payment, and pay for, all Shares validly tendered and not withdrawn pursuant to the Offer that Merger Sub is obligated to accept for payment and pay for pursuant to the Offer. The Merger Agreement provides that Merger Sub has the right, in its sole discretion, to modify and make certain changes to the terms and conditions of the Offer as described above in Section 1.

  The DGCL also provides that, if a parent company owns at least 90% of the outstanding shares of each class of stock of a subsidiary, the parent company, may merge that subsidiary into the parent company, or the parent company may merge itself into that subsidiary, pursuant to the "short-form" merger procedures without prior notice to, or the approval of, the other stockholders of the subsidiary. In order to consummate the Merger pursuant to these provisions of the DGCL, Merger Sub would have to own at least 90% of the outstanding Shares. Accordingly, if, as a result of the Offer or otherwise, Merger Sub acquires or controls the voting power of at least 90% of the outstanding Shares, the Merger Sub intends to effect the Merger without prior notice to, or any action by, any other stockholder of the Company.

  Merger Sub may (i) from time to time extend the Offer, if at the scheduled expiration date of the Offer any of the conditions to the Offer shall not have been satisfied or waived, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission or the staff thereof applicable to the Offer, (iii) if the number of Shares tendered pursuant to the Offer is less than 90% of the outstanding Shares but at least 80% of the outstanding Shares, extend the Offer for any reason on one or more occasions for an aggregate period of not more than ten (10) business days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence if on such expiration date there shall not have been tendered (and not properly withdrawn) at least 90% of the outstanding Shares or (iv) include a Subsequent Offering Period to the Offer for a period up to twenty (20) business days.

  If one or more conditions are not satisfied and none of the events described in paragraphs (b), (d), (e) or (h) of Section 13 have occurred and are continuing at the time of any scheduled expiration date of the Offer, then, provided that such conditions are reasonably capable of being satisfied in Parent and Merger Sub's reasonable judgment, Merger Sub will, at the request of the Company, extend the Offer from time to time unless any such condition is no longer reasonably capable of being satisfied or any such event has occurred. Notwithstanding this, in no event is Merger Sub required to extend the Offer beyond January 31, 2001.

  Upon the terms and subject to the conditions of the Offer (including if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Merger Sub will accept for payment, and will pay for, all Shares validly tendered and not withdrawn promptly after the expiration of the Offering Period. If there is a Subsequent Offering Period, all Shares tendered during the Subsequent Offering Period will be immediately accepted for payment and paid for as they are tendered.

  Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof. In the case of an extension, such an announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which Merger Sub may choose to make any public announcement, Merger Sub shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other public announcement.

  Stockholder Approval. The Company has represented in the Merger Agreement that the execution and delivery of the Merger Agreement by the Company and the consummation by the Company of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Company; provided, however that unless the Merger is consummated in accordance with the short-form merger provisions under the DGCL described above (in which case no action by the stockholders of the Company will be required to consummate the Merger), the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the Shares will be required.

  Conditions to the Merger. The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the fulfillment of certain conditions set forth in the Merger Agreement, including (i) if required by applicable law, the approval of the Merger by the holders of a majority of the outstanding shares of each class of the Company entitled to vote on the Merger, in accordance with applicable law and the Certificate of Incorporation and Bylaws of the Company, (ii) the purchase by Merger Sub (or the Parent) of Shares pursuant to the Offer, and (iii) there being no statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) enacted, issued, promulgated, enforced or entered by any court or other Governmental Entity (as defined in the Merger Agreement) of competent jurisdiction in effect which prohibits consummation of the Merger (collectively, an "Order").

  Termination of the Merger Agreement. According to its terms, the Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any approval of the

Merger Agreement by the stockholders of OSI by the mutual consent of Parent and the Company. The Merger Agreement may be terminated by either Company or Parent, if:

  . the Offer shall have expired or been terminated without Parent or Merger Sub having accepted for exchange any Shares pursuant to the Offer, provided, however, that Parent and Merger Sub shall not be permitted to terminate the Merger Agreement pursuant to this provision if the Offer is terminated or expires without Shares having been accepted for exchange as a result of a breach by Parent or Merger Sub under the Merger Agreement (a "Non-Tender Termination");

  . the Offer has not been consummated on or before January 31, 2001; provided, however, that this right to terminate pursuant to this provision shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the principal cause of or resulted in the failure of the Offer to have been consummated on or before such date and such action or failure to act constitutes a material breach of the Merger Agreement (an "End-Date Termination");

  . there shall be any applicable law or regulation that makes consummation of the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining the Company or Parent from consummating the Merger is entered and such judgment, injunction, judgment or order shall have become final and nonappealable; or

  . prior to the date on which the Parent's designees are appointed to the Company's Board of Directors (A) any of the representations and warranties of a party set forth in the Merger Agreement shall not be true and correct in all respects (unless such failures to be true and correct, without giving effect to any materiality or material adverse effect qualifications or exceptions contained therein, do not, or could not reasonably be expected to, constitute a Material Adverse Effect (as defined below) with respect to Company), in each case (i) as of the date referred to in any representation or warranty which addresses matters as of a particular date or (ii) as to all other representations and warranties of the other party, as of the date of the Merger Agreement and as of the scheduled expiration of the Offer or (B) the other party shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of such party to be performed or complied with by it under the Merger Agreement; provided, however, that such inaccuracy or failure to perform has not been or is incapable of being cured by such other party within 30 days following receipt by the terminating party of notice of such inaccuracy or failure to perform.

  For the purpose of the Merger Agreement, "Material Adverse Effect" means any change or effect that, individually or when taken together with all other such changes or effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition or results of operations of such entity and its subsidiaries, taken as a whole, or on the ability of such entity to consummate the Offer or the Merger, but other than those adverse effects occurring directly and primarily as a result of (i) the execution and public announcement of the Merger Agreement, the pendency of the Merger Agreement or the consummation of the transactions contemplated hereby (including, without limitation, loss of customers, vendors, suppliers or employees directly and primarily resulting therefrom) or (ii) general market or industry conditions (including, without limitation, any change in trading prices of the Company's outstanding publicly-traded equity securities resulting from the events described in clauses (i) and (ii) above).

  The Company may terminate the Merger Agreement if the Offer has not been commenced by the Parent or Merger Sub on or prior to ten (10) business days following the date of the initial public announcement of the Offer, provided, that Company may not terminate the agreement if Company is in material breach of the Merger Agreement.

  The Parent may terminate the Merger Agreement if a Triggering Event occurs. A "Triggering Event" is deemed to have occurred if, prior to the Effective
Time: (i) the Board of Directors of Company or any committee thereof shall have approved or recommended to Company stockholders any Acquisition Proposal, (ii) the Board of Directors of Company or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its recommendation in favor of the Offer, the adoption and approval of the Agreement or the approval of the Merger (the "Recommendations"), (iii) Company shall have failed to include the Recommendations in the Offer Documents or the Schedule 14D-9, (iv) Company shall have breached the provisions of the Merger Agreement relating to restrictions on soliciting any third-party acquisition proposal, or (v) an Acquisition Proposal shall have been commenced or otherwise publicly announced by a person unaffiliated with Parent, and Company shall not, within 10 business days after such commencement or public announcement, publicly recommend to the Company's stockholders rejection of such Acquisition Proposal (a "Triggering Event Termination").

  An "Acquisition Proposal" is defined under the Merger Agreement to mean any expression of interest, offer or proposal (other than an offer or proposal by Parent) relating to any Acquisition Transaction. "Acquisition Transaction" means any transaction or series of related transactions other than the transactions contemplated by the Merger Agreement involving: (A) any acquisition or purchase from Company by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of Company or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving Company pursuant to which the shareholders of Company immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction, (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 15% of the assets of Company or (C) any liquidation, dissolution, recapitalization or other significant corporate reorganization of Company.

  Fees and Expenses. In general, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby are to be paid by the party incurring such expenses whether or not the Merger is consummated. Nonetheless, Parent and Company have agreed to share equally all fees and expenses, other than attorneys' and accountants fees and expenses, in relation to the printing, filing and mailing of the Schedule TO and the
Schedule 14D-9 and any amendments or supplements thereto.

  In addition, if the Merger Agreement is terminated by Parent or Company, as applicable, prior to the Effective Time because of a Non-Tender Termination, an End-Date Termination or a Triggering Event Termination, Company shall promptly, but in any event no later than two days after the date of such termination, pay Parent a fee equal to $22,600,000 in immediately available funds (the "Termination Fee"); provided, that in the case of a Non-Tender Termination or an End-Date Termination prior to which no Triggering Event has occurred, (i) such payment shall be made only if (A) following the date of the Merger Agreement and prior to the termination of the Merger Agreement, any Acquisition Proposal shall have been publicly announced or shall have become publicly known, and (B) within 12 months following the termination of the Merger Agreement, either a Company Acquisition (as defined below) is consummated, or Company enters into an agreement providing for a Company Acquisition and such Company Acquisition is later consummated, and (ii) such payment shall be made promptly, but in any event no later than two days after the consummation of such Company Acquisition.

  For the purposes of the Merger Agreement, "Company Acquisition" means any of the following transactions (other than the transactions contemplated by the Merger Agreement): (i) a sale or other disposition by Company of a business or assets representing 40% or more of the consolidated net revenues, net income or assets of Company immediately prior to such sale, (ii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing 40% or more of any class of equity securities of

Company or (iii) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company (other than a transaction in which Company is the Parent and in which the current Company stockholders retain more than 60%, directly or indirectly, of the surviving or successor corporation); it being understood that a widely distributed offering of Company Common Stock shall not constitute a Company Acquisition.

  Acquisition Proposal. The Merger Agreement provides that neither the Company nor its subsidiaries will, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, induce or knowingly encourage the making, submission or announcement of any Acquisition Proposal,
(ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction. Nevertheless, the Company, the Company Board (or any duly appointed and empowered committee thereof (a "Special Committee") and any director of the Company are not prohibited from (i) complying with Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act with regard to a tender or exchange offer not made after a violation of the Merger Agreement's non-solicitation provisions, (ii) making such disclosures to the Company's stockholders as in the good faith judgment of the Company board (or a Special Committee), after consultation with its outside legal counsel, is required under applicable Law or (iii) in response to an unsolicited, bona fide written Acquisition Proposal that the Company Board (or a Special Committee) concludes in good faith constitutes a Superior Proposal (as defined below), engaging in discussions or participating in negotiations with and furnishing information to the party making such Acquisition Proposal to the extent (A) the Company Board determines in good faith after consultation with its outside legal counsel that its fiduciary obligations under applicable Law require it to do so, (B)
(x) at least two business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such party, Company gives Parent written notice of Company's intention to furnish nonpublic information to, or enter into discussions or negotiations with, such party and (y) Company receives from such party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such party by or on behalf of Company, and (C) contemporaneously with furnishing any such nonpublic information to such party, Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by Company to Parent).

  A "Superior Proposal" is an Acquisition Proposal relating to the acquisition (by means of any of the structural means described in clauses (A) or (B) of the definition of Acquisition Transaction) of a majority of the outstanding voting securities, or all or substantially all of the assets, of the Company with respect to which (A) if any cash consideration is involved, no financing contingency exists or the Company Board shall have concluded in good faith (after consultation with Company's financial advisors) that the acquiring party is reasonably likely to obtain any necessary financing, and (B) the Company Board shall have concluded in good faith that the proposed Acquisition Transaction provides greater value to the stockholders of Company than the Offer and the Merger (based upon the advice of Company's financial advisors).

  Company and its subsidiaries have agreed to cease any and all activities, discussions or negotiations with any parties conducted prior to the signing of the Merger Agreement with respect to any Acquisition Proposal.

  Covenants; Representations and Warranties. The Merger Agreement also contains certain other restrictions as to the conduct of business by the Company pending the Merger, as well as representations and warranties of each of the parties customary in transactions of this kind.

  Amendment of the Merger Agreement. Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the parties to the Merger Agreement may modify or amend the Merger Agreement by written agreement executed and delivered by duly authorized officers of the respective parties. However, if any of Parent's designees have been appointed to the Board of Directors of the Company, a majority of the Company's current Board members that are still serving on the Board will be required to approve any such amendment.

  Treatment of Options. The Merger Agreement provides that, at the Effective Time, each outstanding option to purchase shares of Company Common Stock (each, a "Company Stock Option") under the Company Option Plans, whether or not vested, will by virtue of the Merger be substituted with an equivalent option under Parent's option plan. Each Company Stock Option so substituted by Parent under the Merger Agreement will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time multiplied by the product of that fraction of a share of Common Stock, $0.01 par value per share, of Parent (the "Parent Common Stock") obtained by dividing $17.75 by the average of the closing prices of Parent's Common Stock as quoted on the New York Stock Exchange ("NYSE") for the five (5) trading days immediately preceding the closing date (the "Exchange Ratio"), rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such substituted Company Stock Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time by the product of the Exchange Ratio, rounded up to the nearest whole cent. Parent shall comply with the terms of all such substituted Company Stock Options and use its best efforts to ensure, to the extent required by, and subject to the provisions of, the Company Option Plans and permitted under the Internal Revenue Code of 1986, as amended (the "Code") that any Company Stock Options that qualified for tax treatment under Section 424(b) of the Code prior to the Effective Time continue to so qualify after the Effective Time.

  Treatment of Employee Stock Purchase Plan. Under the Merger Agreement, the Company agrees that it shall take such actions as is necessary (i) to provide that the shares of the Company Common Stock to be purchased under the Company Employee Stock Purchase Plan shall be purchased under the Company Employee Stock Purchase Plan on a "New Exercise Date" (as such term is defined in the Company Employee Stock Purchase Plan) set by the Board of Directors, which Exercise Date shall be on the last trading day immediately prior to the Effective Time, and (ii) to provide that immediately following such purchase of shares of Company Common Stock the Company Employee Stock Purchase Plan shall terminate.

  Treatment of 401(k) Plan. The Merger Agreement provides that the Company shall terminate, effective as of the day immediately preceding the Effective Time, any and all 401(k) plans unless Parent provides notice to Company that such 401(k) plan(s) shall not be terminated.

  Treatment of Benefit Plans; Credit for Past Service. Parent shall cause Merger Sub and the Surviving Corporation to provide employees of the Company and its Subsidiaries with benefits (including welfare benefits) that are substantially similar as it provides to its similarly-situated employees. To the extent that service is relevant for eligibility, vesting or allowances (including flexible time off) under any plan, program or arrangement of the Merger Sub and/or Surviving Corporation, then Parent shall ensure that such plan, program or arrangement shall credit employees for service prior to the Effective Time with the Company and its Subsidiaries; provided, however, no such service shall be credited for any purpose under Parent's pension plan and Parent's retiree health plan. Parent, Merger Sub or the Surviving Corporation reserve the right to terminate employment or change the place of work, responsibilities, status or description of any employee or group of employees as the Parent, Merger Sub or Surviving Corporation may determine in its discretion.

  Indemnification of Officers and Directors. The Merger Agreement provides that from and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Company pursuant to any indemnification agreements between Company and its directors and officers in effect immediately prior to the Effective Time (the "Indemnified Parties") and any indemnification provisions under the Company's Certificate of Incorporation and Bylaws (the "Company Charter Documents") as in effect on the date hereof. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Company Charter Documents as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of Company, unless such modification is required by law.

  For a period of six (6) years after the Effective Time, Parent will cause to be maintained in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by Company's directors' and officers' liability insurance policy with respect to claims arising from or related to facts or events which occurred at or before the Effective Time in an amount and on terms comparable to those applicable to the current directors and officers of Company; provided, however, that in no event will Parent or the Surviving Corporation be required to expend an annual premium for such coverage in excess of 150% of the annual premium currently paid by Company; provided, further, that if the premium for such coverage exceeds such amount, Parent and/or the Surviving Corporation shall purchase a policy with the greatest coverage available for 150% of the annual premium currently paid by Company.

  Composition of the Board of Directors and Committees. Promptly upon the purchase by Merger Sub of Shares pursuant to the Offer and from time to time thereafter, if the Minimum Condition has been met, and subject to the conditions described in this paragraph, Parent shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Company Board as will give Parent representation on the Company Board equal to the product of (x) the number of directors on the Company Board (giving effect to any increase in the number of directors pursuant to this provision) and (y) the percentage that such number of Shares so purchased bears to the total number of outstanding Shares. Upon request by Parent, the Company shall use its best efforts to, promptly, at the Company's election, either increase the size of the Company Board or secure the resignation of such number of directors as is necessary to enable Parent's designees to be elected to the Company Board and to cause Parent's designees to be so elected. At such times, the Company shall use its best efforts to cause the individuals designated by Parent to constitute the same percentage as is on the Company Board of (i) each committee of the Company Board, (ii) each board of directors of each subsidiary of the Company and (iii) each committee of each such board of directors. Notwithstanding the foregoing, the Company shall use its best efforts to ensure that two of the members of the Company Board as of the date hereof (the "Continuing Directors") shall remain members of such Board until the Effective Time. If a Continuing Director resigns from the Company Board, Parent, Merger Sub and the Company shall permit the remaining Continuing Director or Directors to appoint the resigning Director's successor who shall be deemed to be a Continuing Director. The Company's obligation to appoint designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

  Following the date of the election or appointment of Parent's designees to the Company Board pursuant to the Merger Agreement (the "Appointment Date") and prior to the Effective Time, if there shall be any Continuing Directors, any amendment of the Merger Agreement, any termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Merger Sub or any waiver of any of the Company's rights hereunder or any other determination with respect to any action to be taken or not to be taken by the Company relating to the Merger Agreement, will require the concurrence of a majority of such Continuing Directors.

  Appraisal Rights. The holders of Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, holders of Shares at the Effective Time will have certain rights pursuant to the provisions of
Section 262 of the DGCL ("Section 262") to demand appraisal of their Shares. Under Section 262, stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger.

  The foregoing summary of Section 262 does not purport to be complete and is qualified in its entirety by reference to Section 262. Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of such rights.

  Rule 13e-3. The Merger would have to comply with any applicable U.S. federal law operative at the time of its consummation. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. Merger Sub does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger and the consideration offered to minority stockholders be filed with the SEC and disclosed to minority stockholders prior to consummation of the Merger.

Tender Agreement.

  On November 24, 2000, Tom L. Johnson and Richard G. Vento, Co-Chairmen and Co-Chief Executive Officers of the Company on behalf of themselves and the entities in which they are managing members Lana Vento, wife of Richard G. Vento, on behalf of herself and an entity in which she is a managing member, Donna Johnson, wife of Tom L. Johnson, on behalf of herself and William Bailey, on behalf of entities in which he is a managing member (each, a "Stockholder") entered into a Tender and Voting Agreement with Merger Sub and Parent (the "Tender Agreement"). Pursuant to the Tender Agreement, among other things, each Stockholder:

    (i) agreed to tender the Shares held by the Stockholder into the Offer promptly, and in any event no later than the tenth business day following the commencement of the Offer pursuant to the Merger Agreement, and not to withdraw any Shares so tendered unless the Offer is terminated or has expired or the Merger Agreement is terminated.

    (ii) agreed, other than a transfer of Shares to a spouse, ancestor, descendant or a trust for any of their benefit, not to (a) transfer or consent to any transfer of, any or all of the Shares; (b) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Shares or any interest therein; (c) grant any proxy, power-of-attorney or other authorization or consent in or with respect to the Shares; (d) deposit the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares; or (e) take any other action that would in any way restrict, limit or interfere with the performance of the Stockholder's obligations under the Tender Agreement or the transactions contemplated thereby.

    (iii) granted to, and appointed, Parent or its nominee, its proxy and attorney-in-fact (with full power of substitution), for and in the name, place, and stead of the Stockholder, to vote the Shares, or grant a consent or approval in respect of the Shares, in connection with any meeting of the stockholders of the Company (i) in favor of the Merger, and (ii) against any action or agreement which would impede, interfere with or prevent the Merger, including any Acquisition Proposal.

    (iv) agreed from and after the date of the Tender Agreement until the Effective Time or termination of the Merger Agreement not to, and not to authorize or permit any of the Stockholder's affiliates or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (a) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal,
  (b) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (c) engage in discussions with any person with respect to any Acquisition Proposal,
  (d) approve, endorse or recommend any Acquisition Proposal or (e) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction.

The terms "Acquisition Proposal" and "Acquisition Transaction" have the meanings given to those terms in the Merger Agreement and are set forth above.

  Based on 37,609,227 shares of Common Stock outstanding on December 1, 2000, the 20,360,546 Shares held by the Stockholders in the aggregate represent approximately 54% of the total outstanding Common Stock.

  The Tender Agreement and the proxies delivered in connection with the Tender Agreement terminate upon the earlier of (i) the Effective Time or (ii) the termination of the Merger Agreement in accordance with its terms.

  The summary set forth herein does not purport to be complete and is qualified in its entirety by reference to the complete text of the Tender Agreement, a copy of which is incorporated by reference in its entirety.

Employment Contracts and Change-in-Control Arrangements

  Jeffrey T. Boone entered into a Severance Agreement with the Company in December of 1999. This agreement provides, inter alia, for payment of severance compensation in an amount equal to his compensation for 12 months, payment of 100% of Company-paid benefits for up to 12 months and full vesting of all options he holds before termination, each as a result of a Change in Control, as defined in the agreement. Options are exercisable and will remain exercisable for 12 months after termination and for 24 months if the termination results from disability, but in no event longer than the original term of the option.

  Philip N. Cardman entered into an employment agreement, as amended, with the Company in May of 1996. This agreement includes, inter alia, payment of base salary for two years from termination in the event of involuntary termination without cause and payment of base salary for 18 months from termination in the event of voluntary termination. Mr. Cardman also entered into a Severance Agreement with the Company in December of 1999. This agreement provides, inter alia, for payment of severance compensation in an amount equal to his compensation for 24 months, payment of 100% of Company-paid benefits for 24 months and full vesting of all options he holds before termination, each as a result of a Change in Control, as defined in the agreement. Options are exercisable and will remain exercisable for 12 months after termination and for 24 months if the termination results from disability, but in no event longer than the original term of the option.

  Lawrence F. Fiore, the Chief Financial Officer of the Company, entered into a Severance Agreement in December of 1999. This agreement provides, inter alia, for the payment of severance compensation in an amount equal to his compensation for 24 months, payment of 100% of Company-paid benefits for up to 24 months and full vesting of all options he holds before termination, each as a result of a Change in Control, as defined in the agreement. Options are exercisable and will remain exercisable for 12 months after termination and for 24 months if the termination results from disability, but in no event longer than the orginal term of the option.

  Roger A. Hosier, Chief Technology Officer of the Company, entered into a Severance Agreement in December of 1999. This agreement provides, inter alia, for the full vesting of all options he holds before termination, as a result of a Change in Control, as defined in the agreement. Options are exercisable and will remain exercisable for 12 months after termination and for 24 months if the termination results from disability, but in no event longer than the original term of the option.

  Dan D. Line entered into a Severance Agreement with the Company in December of 1999. This agreement provides, inter alia, for payment of severance compensation in an amount equal to his compensation for 12 months, payment of 100% of Company-paid benefits for up to 12 months and full vesting of all options he holds before termination, each as a result of a Change in Control, as defined in the agreement. Options are exercisable and will remain exercisable for up to 12 months after termination and for 24 months if the termination results from disability, but in no event longer than the original term of the option.

  Bud J. Mullanix, the Vice President, Human Resources of the Company, entered into a Severance Agreement in March of 1999. This agreement provides, inter alia, for the payment of severance compensation in an amount equal to his compensation for 12 months, payment of 100% of Company-paid benefits for up to 12 months and full vesting of all options he holds before termination, each as a result of a Change in Control, as defined in the agreement. Options are exercisable and will remain exercisable for 12 months after termination and for 24 months if the termination results from disability, but in no event larger than the orginal term of the option.

  James T. Olsen entered into a Severance Agreement with the Company in December of 1999. This agreement provides, inter alia, for payment of severance compensation in an amount equal to his compensation for up to 12 months, payment of 100% of Company-paid benefits for up to 12 months and full vesting of all options he holds before termination, each as a result of a Change in Control, as defined in the agreement. Options are exercisable and will remain exercisable for up to 12 months after termination and for up to 24 months if the termination results from disability, but in no event longer than the original term of the option.

  James K.R. Souders entered into an employment agreement in January of 1998, accepting the position of Executive Vice President, Sales and Marketing. the Company's agreement with Mr. Souders was a two year employment contract to be renewed annually with annual target compensation to be determined by the Board. It also included the following terms: base salary of $175,000 per annum; target annual MBO bonus of $100,000, paid quarterly; target annual bookings bonus of $90,000, paid quarterly; annual revenue commission at target sales of $135,000, earned at billing but paid on receipt of cash; grant of an option to purchase 200,000 shares of stock vesting over 7 years; a maximum MBO bonus of $100,000 for calendar year 1998, subject to certain adjustments; reimbursement of certain relocation expenses; payment of certain additional relocation expenses in the event of involuntary termination before January 13, 2000; and, in the event of termination or a failure to renew the contract within 30 days of its anniversary date, payment of base salary for the then remaining term and acceleration of option vesting for options that would have vested during the then remaining term.

  The Severance Agreements are filed as exhibits to the Company's Form 10-K for the fiscal year ended June 30, 2000.

  Offer Letters. Pursuant to letters dated December 4, 2000, (each an "Offer Letter"), Parent has offered employment to certain employees of the Company. Each such offer is contingent upon the successful closing of the proposed acquisition. Certain terms of the Offer Letters are summarized below, however, each description is qualified in its entirety by such Offer Letters, which are attached hereto as an Exhibit.

  Jeff Boone. Mr. Boone's Offer Letter provides for an annual base salary of $200,000 and he has been offered an option to purchase 4,000 shares of Parent's common stock, subject to customary vesting. In addition, the Parent has agreed to honor such person's severance agreement with the Company, including a provision providing for the vesting of outstanding Company options, and the conversion of such options into options to purchase Parent's common stock.

  Phil Cardman. Mr. Cardman's Offer Letter provides for a temporary position, not to exceed two months. Mr. Cardman's monthly base salary will be $20,000.

  Lawrence Fiore. Mr. Fiore's Offer Letter provides for a temporary position, not to exceed six months. Mr. Fiore's base monthly salary will be $18,500.

  Roger Hosier. Mr. Hosier's Offer Letter provides for an annual salary of $170,000 and he has been offered an option to purchase 3,000 shares of Parent's common stock, subject to customary vesting. In addition, the Parent has agreed to honor such person's severance agreement with the Company, including a provision providing for the vesting of outstanding Company options, and the conversion of such options into options to purchase Parent's common stock.

  Bud Mullanix. Mr. Mullanix's Offer Letter provides for an annual salary of $150,000 and he has been offered an option to purchase 3,000 shares of Parent's common stock, subject to customary vesting. In addition, the Parent has agreed to honor such person's severance agreement with the Company, including provision providing for the vesting of outstanding Company options, and the conversion of such options into options to purchase Parent's common stock.

  Jim Olsen. Mr. Olsen's Offer Letter provides for an annual salary of $225,000 and he has been offered an option to purchase 30,000 shares of Parent's Common Stock, subject to vesting. In addition, the Parent has agreed to honor such person's severance agreement with the Company, including a provision providing for the vesting of outstanding Company options, and the conversion of such options into options to purchase Parent's common stock.

For a more complete description of the effects of this on the individuals listed above, please see Employment Contracts and Change-in-Control Arrangements above.

12. Source and Amount of Funds.

  Merger Sub estimates that the total amount of funds required to purchase all of the outstanding Shares pursuant to the Offer and the Merger and to pay related fees and expenses will be approximately $714,420,000. Parent will finance the Offer and the Merger with cash on hand as well as with proceeds of Parent's commercial paper or other short term borrowing under Parent's existing credit facilities. In addition, Parent intends to secure additional credit facilities to finance the Offer. Parent shall file by amendment any material conditions to such financing, a summary of each loan agreement and a description of the plans to repay the loan.

13. Certain Conditions of the Offer.

  The obligation of Merger Sub to accept for payment and to pay for any Shares tendered (and the obligation of Parent to cause Merger Sub to accept for payment and to pay for any Shares tendered) shall be subject to the condition that each of (A) a majority of Shares on a fully-diluted basis (including for purposes of such calculation all Shares issuable upon exercise of all vested Company Stock Options (as defined in Merger Agreement) and unvested Company Stock Options that vest prior to January 31, 2001 (but excluding any Shares held by the Company or any of its subsidiaries) and (B) a majority of those Shares held by persons who have not executed Tender and Voting Agreements be validly tendered (but excluding any Shares held by Parent, Merger Sub or their respective affiliates) (collectively, the "Minimum Condition").

  In addition, Parent is not required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Parent's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate or amend the Offer as to any Shares not then paid for, if (i) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act") or any the applicable requirements of antitrust or competition laws and regulations of foreign governmental entities has not expired or terminated (the "Antitrust Condition"), (ii) the Minimum Condition has not been satisfied or (iii) at any time on or after November 24, 2000 and before the time of acceptance for payment for any such Shares, any of the following events shall occur or shall be determined by Parent to have occurred:

    (a) there shall be threatened or pending any suit, action or proceeding by any governmental entity against Parent, Merger Sub, the Company or any subsidiary of the Company (i) seeking to prohibit or impose any material limitations on Parent's or Merger Sub ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a material portion of their or the Company's businesses or assets, or to compel Parent, Merger Sub or their respective subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective subsidiaries, in each case taken as a whole, (ii) challenging the acquisition by Parent or Merger Sub of any Shares under the Offer or pursuant to the Tender Agreements, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement or the Tender Agreements (including the voting provisions thereunder), or seeking to obtain from the Company, Merger Sub or the Parent any damages that are material in relation to the Company and its subsidiaries taken as a whole, (iii) seeking to impose material limitations on the ability of Merger Sub, or render Merger Sub unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger or (iv) seeking to impose material limitations on the ability of the Parent or Merger Sub effectively to exercise full rights of ownership of the Shares, including, without limitation, the right, to vote the Shares purchased by it on all matters properly presented to the Company's stockholders;

    (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, or deemed applicable, pursuant to an authoritative interpretation by or on behalf of a government entity, to the Offer or the Merger, or any other action shall be taken by any governmental entity, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

    (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the NYSE or in the Nasdaq, for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) a declaration of war by the United States or (iv) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

    (d) there shall have occurred and be continuing any Material Adverse Effect with respect to the Company;

    (e) if, prior to the Effective Time: (i) the Board of Directors of the Company or any committee thereof shall have approved or recommended to Company stockholders any Acquisition Proposal; (ii) the Board of Directors of the Company or any committee thereof shall for any reason have withdrawn or shall have amended or modified the Recommendation in a manner adverse to the Parent; (iii) the Company shall have failed to include the Recommendations in the Offer Documents or the Schedule 14D-9; (iv) the Company shall have breached the provisions of the Merger Agreement limiting the solicitation of third-party acquisition proposals; or (v) an Acquisition Proposal shall have been commenced or otherwise publicly announced by a person unaffiliated with the Parent, and the Company shall not, within 10 business days after such commencement or public announcement, publicly recommended to the Company's stockholders rejection of such Acquisition Proposal;

    (f) any of the representations and warranties of the Company set forth in the Merger Agreement shall fail to be true and correct or as of the date of the Merger Agreement or as of the scheduled expiration of the Offer, to an extent that would entitle Parent to terminate the Merger Agreement pursuant to Section 8.1(b)(iv)(A) thereof (disregarding for this purpose the notice and cure provisions thereof);

    (g) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under the Merger; or

    (h) the Merger Agreement shall have been terminated in accordance with its terms which in the reasonable good faith judgment of Parent or Merger Sub, in any such case, and regardless of the circumstances (including any action or inaction by Parent or Merger Sub) giving rise to such condition makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for Shares.

  The foregoing conditions are for the sole benefit of Parent and Merger Sub. Other than the Minimum Condition, these conditions may be waived by Parent or Merger Sub, in whole or in part at any time and from time to time in the sole discretion of Parent or Merger Sub. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. All conditions to the Offer, other than the Antitrust Condition, will be satisfied or waived prior to the Expiration Date.

  A public announcement will be made of a material change in, or waiver of, such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver.

14. Dividends and Distributions.

  The Company has never declared or paid cash dividends on its common stock. In the Merger Agreement, the Company has agreed not to (1) declare or pay any dividends on its capital stock, (2) split, combine or otherwise change the Shares or its capitalization, (3) acquire currently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares or (4) issue or sell additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, to acquire any of the foregoing, other than (x) the issuance, delivery and/or sale of (i) shares of Common Stock pursuant to the exercise of stock options outstanding as November 24, 2000, and (ii) shares of Common Stock issuable to participants in the Employee Stock Purchase Plan consistent with the terms thereof and (y) the granting of stock options (and the issuance of Common Stock upon exercise thereof), in the ordinary course of business and consistent with past practices, in an amount not to exceed options to purchase (and the issuance of Common Stock upon exercise thereof) 150,000 shares in the aggregate.

15. Certain Legal Matters.

  General. Except as otherwise disclosed herein, based upon an examination of publicly available filings with respect to the Company, Parent and Merger Sub are not aware of any licenses or other regulatory permits that appear to be material to the business of the Company and which might be adversely affected by the acquisition of the Shares by Merger Sub pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of the Shares by Merger Sub pursuant to the Offer. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to the Company's or Parent's business or that certain parts of the Company's or Parent's business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken, any of which might enable Merger Sub to elect to terminate the Offer without the purchase of the Shares thereunder, if the relevant conditions to termination were met. Merger Sub's obligation under the Offer to accept for payment and pay for the Shares is subject to certain conditions. See Section 13.

  Antitrust Compliance. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of the Shares by Merger Sub is subject to these requirements. See Section 2 of this Offer to Purchase as to the effect of the HSR Act on the timing of Merger Sub's obligation to accept Shares for payment.

  Pursuant to the HSR Act, Parent expects to file a Notification Premerger and Report Form with respect to the acquisition of the Shares pursuant to the Offer and the Merger with the Antitrust Division and the FTC in December 2000. Under the provisions of the HSR Act applicable to the purchase of the Shares pursuant to the Offer, such purchases may not be made until the expiration of a 15-calendar day waiting period following the filing by Parent. Accordingly, the waiting period under the HSR Act will expire at 11:59 p.m., New York City time, on the fifteenth day after the date Parent files the Premerger Notification and Report Form, unless early termination of the waiting period is granted or Parent receives a request for additional information or documentary material prior thereto. Pursuant to the HSR Act, Parent will request early termination of the waiting period applicable to the Offer. There can be no assurances given, however, that the 15-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Parent, the waiting period would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request unless the waiting period is sooner terminated by the FTC or the Antitrust Division. Thereafter, the waiting period could be extended only by agreement or by court order. See
Section 2. Only one extension of such waiting period pursuant to a request for additional information is authorized by the rules promulgated under the HSR Act, except by agreement or by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4. Parent expects the waiting period under the HSR Act to expire at the end of the 15-day period, if not earlier terminated.

  The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of the Shares by Merger Sub pursuant to the Offer. At any time before or after Merger Sub's purchase of the Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of the Shares pursuant to the Offer or seeking divestiture of the Shares acquired by Merger Sub or the divestiture of substantial assets of Parent, the Company or any of their respective subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. See Section 13 of this Offer to Purchase for certain conditions to the Offer that could become applicable in the event of such a challenge.

  Antitrust Compliance--Other Foreign Filings. Parent and the Company each conduct operations in a number of foreign jurisdictions where regulatory filings or approvals may be required or desirable in connection with the Offer. Parent and the Company are currently in the process of analysing whether filings or approvals are in fact required or desirable in certain of these jurisdictions and, where necessary, the parties intend to make such filings. It is possible that one or more of any such filings may not be made, or one or more of such approvals, which are not as a matter of law or practice required to be obtained prior to consummation of the Merger, may not be obtained prior consummation of the Merger.

  Parent has been advised that regulatory filings or approvals may be required in the UK and is seeking further information in order to determine what, if any, action is required or desirable in those countries. In the UK, under the Fair Trading Act 1973, the Office of Fair Trading ("OFT") has jurisdiction to investigate the proposed Merger, but filing is not mandatory. If the OFT decides to investigate, it will then advise the Secretary of State whether to refer the proposed Merger to the UK Competition Commission. If the UK Competition Commission determines that the Merger is likely to operate against the public interest, the Secretary of State may prohibit the acquisition or require undertakings and/or divestments from Parent or Merger Sub. It is possible to consummate the Merger prior to receiving clearance in the UK, should Parent wish to do so.

  Parent has been advised that in connection with Merger Sub's acquisition of the Shares pursuant to the Offer a regulatory filing will be required in the Republic of China in Taiwan (the "ROC"). In the ROC, a combination filing must be made with its Fair Trade Commission (the "ROC FTC") for prior approval. The ROC FTC must respond to the combination filing within two months of receipt. Parent expects the combination filing to be made as soon as practicable after the commencement of this Offer. The ROC FTC may approve Merger Sub's acquisition of the Shares pursuant to the Offer prior to the expiration of the full two-month period, but there can be no assurance that it will do so. The proposed transaction may not be consummated until such approval is received.

  State Takeover Laws. Section 203 of the DGCL, in general, prohibits a Delaware corporation such as the Company from engaging in a "business combination" (defined as a variety of transactions, including mergers) with an "interested stockholder" (defined generally as a person that is the beneficial owner of 15% or more of a corporation's outstanding voting stock) for a period of three years following the time that such person became an interested stockholder unless, among other things, prior to the time such person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder. The Company's Board of Directors has approved the Merger Agreement, the Tender and Voting Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement and the Tender and Voting Agreement for purposes of Section 203 of the DGCL. Therefore, Section 203 of the DGCL is inapplicable to the Offer and the Merger.

  A number of states have adopted laws that purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. Except as described herein, Merger Sub does not know whether any of these laws will, by their terms, apply to the Offer or any merger or other business combination between Merger Sub or any of its affiliates and the Company and has not complied with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or any such merger or other business combination, Merger Sub believes that there are reasonable bases for contesting such laws.

  In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated in, and has a substantial number of stockholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a Federal District Court in Florida held in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

  Based on information supplied by the Company, Parent and Merger Sub do not believe that any state takeover laws purport to apply to the Offer or the Merger. Neither Parent nor Merger Sub has currently complied with any state takeover statute or regulation. If any government official or third party should seek to apply any state takeover law to the Offer or any merger or other business combination between Merger Sub or any of its affiliates and the Company, Merger Sub will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or any such merger or other business combination and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or any such merger or other business combination, Merger Sub might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and Merger Sub might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or any such merger or other business combination. In such case, Merger Sub may not be obligated to accept for payment or pay for any tendered Shares.

16. Fees and Expenses.

  Morgan Stanley is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services to Parent in connection therewith. Parent has agreed to pay Morgan Stanley reasonable and customary compensation for its financial advisory services in connection with the Offer. Parent also has agreed to reimburse Morgan Stanley for its expenses, including the fees and expenses of its counsel, in connection with its engagement, and has agreed to indemnify Morgan Stanley and certain related persons against certain liabilities and expenses in connection with its engagement, including liabilities under the federal securities laws.

  Corporate Investor Communications, Inc. is acting as Information Agent in connection with the Offer. The Information Agent may contact holders of the Shares by personal interview, mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, banks, trust companies and other nominees to forward the Offer materials to beneficial holders. The Information Agent will receive reasonable and customary compensation for its services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection with its services, including certain liabilities under the federal securities laws.

  Merger Sub will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Merger Sub for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17. Miscellaneous.

  The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of the Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Merger Sub may, however, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of the Shares in such jurisdiction.

  Neither Parent nor Merger Sub is aware of any jurisdiction in which the making of the Offer or the acceptance of the Shares in connection therewith would not be in compliance with the laws of such jurisdiction.

  Parent and Merger Sub have filed a Schedule TO with the SEC pursuant to Rule l4d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the SEC in Washington, D.C. in the manner set forth in Section 8.

  No person has been authorized to give any information or make any representation on behalf of Parent or Merger Sub not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

                                          Tahoe Acquisition Corp.

December 6, 2000

                                                                     SCHEDULE A

                     INFORMATION CONCERNING DIRECTORS AND
                  EXECUTIVE OFFICERS OF PARENT AND MERGER SUB

  1. Directors and Executive Officers of Parent. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Parent. Each such person is a citizen of the United States, unless otherwise noted, and the business address of each such person is 395 Page Mill Road, Palo Alto, California 94303-0870.

                                                      Present Principal Occupation or
   Name and Business                                Employment and Five-Year Employment
        Address                  Office(s)                        History
   -----------------     -------------------------- ------------------------------------
Edward W. Barnholt...... President, Chief Executive Edward W. Barnholt has served as
                         Officer and Director       Parent's President and Chief Execu-
                                                    tive Officer and as a director since
                                                    May 1999. Before being named our
                                                    Chief Executive Officer, Mr. Barn-
                                                    holt served as General Manager of
                                                    Hewlett-Packard's Measurement Organ-
                                                    ization from 1998 to 1999, which in-
                                                    cluded Hewlett-Packard's Electronic
                                                    Instruments Group, the Microwave and
                                                    Communications Group, the Communica-
                                                    tions Test Solutions Group, the Au-
                                                    tomated Test Group, the Chemical
                                                    Analysis Group, the Components Group
                                                    and the Medical Products Group. From
                                                    1990 to 1998, he served as General
                                                    Manager of Hewlett-Packard's Test
                                                    and Measurement Organization. He was
                                                    elected a Senior Vice President of
                                                    Hewlett-Packard in 1993 and an Exec-
                                                    utive Vice President in 1996. He is
                                                    a director of KLA-Tencor Corpora-
                                                    tion.

Alain Couder............ Executive Vice President   Alain Couder has served as Parent's
                         and Chief Operating        Executive Vice President and Chief
                         Officer                    Operating Officer since February
                                                    2000. Prior to assuming this posi-
                                                    tion, Mr. Couder served as Presi-
                                                    dent, Chairman and Chief Executive
                                                    Officer at Packard Bell NEC from
                                                    1999 to 2000. Prior to joining Pack-
                                                    ard Bell NEC, Mr. Couder held sev-
                                                    eral management positions from 1991
                                                    through 1998, including Chief Oper-
                                                    ating Officer in 1997 with Groupe
                                                    Bull. From 1984 to 1991, Mr. Couder
                                                    was a General Manager in the com-
                                                    puter business at Hewlett-Packard
                                                    Company in the United States and
                                                    France. Mr. Couder is a citizen of
                                                    France.

                                                      Present Principal Occupation or
   Name and Business                                Employment and Five-Year Employment
        Address                  Office(s)                        History
   -----------------     -------------------------- ------------------------------------
Robert R. Walker........ Executive Vice President   Robert R. Walker has served as Par-
                         and Chief Financial        ent's Executive Vice President and
                         Officer                    Chief Financial Officer since May
                                                    2000 and Senior Vice President and
                                                    Chief Financial Officer since May
                                                    1999. During 1997 and 1998
                                                    Mr. Walker served as Vice President
                                                    and General Manager of Hewlett-Pack-
                                                    ard's Professional Services Business
                                                    Unit. From 1993 to 1997 he led Hew-
                                                    lett-Packard's information systems
                                                    function. He became Chief
                                                    Information Officer in 1995 and
                                                    served in that position until 1997.
                                                    Mr. Walker was named a Vice Presi-
                                                    dent of Hewlett-Packard in 1995.

Byron Anderson.......... Senior Vice President,     Byron Anderson has served as Par-
                         Electronic Products and    ent's Senior Vice President, Elec-
                         Solutions Group            tronic Products and Solutions since
                                                    August 1999. Prior to assuming that
                                                    position, Mr. Anderson served as
                                                    vice president of Hewlett-Packard
                                                    since November 1995 and General Man-
                                                    ager of the Microwave and Communica-
                                                    tions Group since September 1997. In
                                                    January 1991, Mr. Anderson was named
                                                    General Manager of Hewlett-Packard's
                                                    Communications Test Business Unit,
                                                    which become the Test Solutions
                                                    Group in 1994.

William R. Hahn......... Senior Vice President,     William R. Hahn has served as Par-
                         Strategic Programs         ent's Senior Vice President, Strate-
                                                    gic Programs since August 1999.
                                                    Since October 1997, Mr. Hahn served
                                                    as the Sector Controller of Hewlett-
                                                    Packard's Measurement Organization.
                                                    From September 1995 to October 1997,
                                                    he served as Operations Manager for
                                                    Hewlett-Packard's interactive broad-
                                                    band program. From May 1993 to Sep-
                                                    tember 1995, Mr. Hahn served as Vice
                                                    President of Finance and Manufactur-
                                                    ing and Chief Financial Officer at
                                                    Aspect Communications.

Jean M. Halloran........ Senior Vice President,     Jean M. Halloran has served as Par-
                         Human Resources            ent's Senior Vice President, Human
                                                    Resources since August 1999. Since
                                                    1997, Ms. Halloran served as Direc-
                                                    tor of Corporate Education and De-
                                                    velopment for Hewlett-Packard. Prior
                                                    to assuming this position, from 1993
                                                    to 1997, Ms. Halloran acted as per-
                                                    sonnel manager for Hewlett-Packard's
                                                    Measurement Systems Organization.
                                                    From 1990 to 1993, she acted as
                                                    group Personnel Manager for Hewlett-
                                                    Packard's Medical Products Group.
                                                    Ms. Halloran joined Hewlett-Packard
                                                    in 1980 in the medical Products
                                                    Group, where she held a variety of
                                                    positions in human resources, manu-
                                                    facturing and strategic planning.

                                                      Present Principal Occupation or
   Name and Business                                Employment and Five-Year Employment
        Address                  Office(s)                        History
   -----------------     -------------------------- ------------------------------------
Richard D. Kniss........ Senior Vice President,     Richard D. Kniss has served as
                         Chemical Analysis Group    Parent's Senior Vice President,
                                                    Chemical Analysis Group since August
                                                    1999. Prior to assuming that
                                                    position, since May 1995, Mr. Kniss
                                                    was General Manager of Hewlett-
                                                    Packard's Chemical Analysis Group
                                                    and was named Vice President of
                                                    Hewlett-Packard in June 1997. He
                                                    served as General Manager of the
                                                    Optical Communication Division from
                                                    1984 to 1995.

D. Craig Nordlund....... Senior Vice President,     D. Craig Nordlund was named Parent's
                         General Counsel and        Senior Vice President, General
                         Secretary                  Counsel and Secretary in May 1999
                                                    and serves as an officer or director
                                                    for a variety of Agilent
                                                    subsidiaries. Mr. Nordlund served as
                                                    Associate General Counsel and
                                                    Secretary of Hewlett-Packard Company
                                                    from 1987 to 1999. He is the
                                                    immediate past Chairman of the
                                                    National American Society of
                                                    Corporate Secretaries organization
                                                    and serves on the boards of the
                                                    American Corporate Counsel
                                                    Association, The American Society of
                                                    Corporate Secretaries and the
                                                    Hewlett-Packard Employees Federal
                                                    Credit Union.

Stephen H. Rusckowski... Senior Vice President,     Stephen H. Rusckowski has served as
                         Healthcare Solutions Group Parent's Senior Vice President,
                                                    Healthcare Solutions since October
                                                    1999. Prior to assuming that
                                                    position, Mr. Rusckowski held a
                                                    number of positions at Hewlett-
                                                    Packard. He served as General
                                                    Manager of the Cardiology Products
                                                    Division from 1997 to 1999, General
                                                    Manger of the Healthcare Information
                                                    Management Division from 1996 to
                                                    1997 and General Manager of the
                                                    Clinical Information Systems
                                                    Division from 1994 to 1995. Mr.
                                                    Rusckowski joined Hewlett-Packard in
                                                    1984.

Thomas A. Saponas....... Senior Vice President and  Thomas A. Saponas has served as
                         Chief Technology Officer   Parent's Vice President and Chief
                                                    Technology Officer since August
                                                    1999. Prior to being named Chief
                                                    Technology Officer, from June 1998
                                                    to April 1999, Mr. Saponas was Vice
                                                    President and General Manger of
                                                    Hewlett-Packard's Electronic
                                                    Instruments Group. Mr. Saponas has
                                                    held a number of positions since the
                                                    time he joined Hewlett-Packard. Mr.
                                                    Saponas served as General Manger of
                                                    the Lake Stevens Division from
                                                    August 1997 to June 1998 and General
                                                    Manger of the Colorado Springs
                                                    Division from August 1989 to August
                                                    1997. In 1986, he was a White House
                                                    Fellow in Washington, D.C.

                                                      Present Principal Occupation or
   Name and Business                                Employment and Five-Year Employment
        Address                  Office(s)                        History
   -----------------     -------------------------- ------------------------------------
John E. Scruggs......... Senior Vice President,     John E. Scruggs has served as
                         Automated Test Group       Parent's Senior Vice President,
                                                    Automated Test since August 1999.
                                                    Prior to assuming that position,
                                                    since January 1992, Mr. Scruggs was
                                                    General Manger of the Automated Test
                                                    Group of Hewlett-Packard within the
                                                    Test and Measurement Organization.
                                                    He was elected a Vice President of
                                                    Hewlett-Packard in November 1996.

William P. Sullivan..... Senior Vice President,     William P. Sullivan has served as
                         Semiconductor Products     Parent's Senior Vice President,
                         Group                      Semiconductor Products since August
                                                    1999. Prior to assuming that
                                                    position, since February 1998, he
                                                    served as Vice President and General
                                                    Manger of Hewlett-Packard's
                                                    Components Group. In 1997, Mr.
                                                    Sullivan became General Manger of
                                                    the Communication Semiconductor
                                                    Solutions Division. From 1995 to
                                                    1997, he was General Manger of the
                                                    Optical Communication Division. From
                                                    April 1991 to February 1995, Mr.
                                                    Sullivan served as Research and
                                                    Development Manager for the Optical
                                                    Communication Division.

Thomas White............ Senior Vice President,     Thomas White has served as Parent's
                         Communications Solutions   Vice President, Communications
                         Group                      Solutions since August 1999. From
                                                    1997 to August 1999, Mr. White
                                                    served as Vice President and General
                                                    Manger of the Communications
                                                    Solutions Group of Hewlett-Packard.
                                                    From 1996 to 1997, he served as
                                                    General Manager of the Computer
                                                    Peripherals Bristol Division and, in
                                                    1994, he served as General Manger
                                                    for the Telecommunications Systems
                                                    Division, South Queensferry,
                                                    Scotland.

Dorothy D. Hayes........ Vice President, Controller Dorothy D. Hayes has served as
                         and Chief Accounting       Parent's Vice President and
                         Officer                    Controller since August 1999. Prior
                                                    to assuming that position, since
                                                    October 1989, Ms. Hayes held a
                                                    number of positions at Hewlett-
                                                    Packard. She served as Transition
                                                    General Manager from March to July
                                                    1999, Director of Internal Audit
                                                    from July 1997 to June 1999,
                                                    Measurement Systems Organization
                                                    Controller from February 1994 to
                                                    July 1997, Components Group
                                                    Controller from September 1993 to
                                                    February 1996 and Corporate
                                                    Financial Reporting Manager from
                                                    October 1989 to September 1993.

                                                      Present Principal Occupation or
   Name and Business                                Employment and Five-Year Employment
        Address                  Office(s)                        History
   -----------------     -------------------------- ------------------------------------
Gerald Grinstein........ Chairman of the Board      Mr. Grinstein has served as Chairman
                                                    of Parent's board of directors since
                                                    August 1999. From 1985 to 1995, he
                                                    held a number of positions at Bur-
                                                    lington Northern, Inc. He was named
                                                    its Chairman and Chief Executive Of-
                                                    ficer in July 1991 and retired from
                                                    his position as chairman of Burling-
                                                    ton Northern Santa Fe Corporation
                                                    (the successor to Burlington North-
                                                    ern, Inc.) in September 1995.
                                                    Mr. Grinstein served as Chairman of
                                                    the Board of Delta Air Lines, Inc.
                                                    from August 1997 to October 1999 and
                                                    has served as a principal of Madrona
                                                    Investment Group, L.L.C., a Seattle
                                                    based investment company, since Oc-
                                                    tober 1996. He is a director of
                                                    Delta Air Lines, Inc., PACCAR Inc.,
                                                    Vans, Inc., The Pittston Company,
                                                    Expedia.com and Imperial Sugar Cor-
                                                    poration. Mr. Grinstein is a direc-
                                                    tor of the privately held corpora-
                                                    tions: Space Needle Corporation,
                                                    Grove Worldwide and Stellar One Cor-
                                                    poration.

James G. Cullen......... Director                   James G. Cullen is retired as Presi-
                                                    dent and Chief Operating Officer,
                                                    Bell Atlantic Corporation, a posi-
                                                    tion he assumed in December 1998;
                                                    President and Chief Executive Offi-
                                                    cer--Telecom Group (1997-1998); Vice
                                                    Chairman (1995-1997); President
                                                    (1993-1995). He is a Director of
                                                    Johnson & Johnson, Prudential Life
                                                    Insurance Company and Bell Atlantic.

Thomas E. Everhart...... Director                   Dr. Everhart has served as a direc-
                                                    tor since July 1999. From February
                                                    to July 1998, Dr. Everhart acted as
                                                    the Pro-Vice Chancellor of the Uni-
                                                    versity of Cambridge. Since October
                                                    1998, he has served as a trustee of
                                                    the California Institute of Technol-
                                                    ogy. Prior to assuming that posi-
                                                    tion, Dr. Everhart served as Presi-
                                                    dent of the California Institute of
                                                    Technology from September 1987 until
                                                    his retirement in October 1997, when
                                                    he became President Emeritus. Since
                                                    December 1997, Dr. Everhart has
                                                    acted as the Senior Scientific Advi-
                                                    sor to the W.M. Keck Foundation. He
                                                    is a director of General Motors Cor-
                                                    poration, Raytheon Company, Hughes
                                                    Electronics Corporation, Reveo, Inc.
                                                    and Saint-Gobain Company. He is also
                                                    a director of the Corporation for
                                                    National Research Initiatives, the
                                                    Electric Power Research Institute
                                                    and a member of the Board of Trust-
                                                    ees of the California Institute of
                                                    Technology and of the Board of Over-
                                                    seers of Harvard University.

                                                      Present Principal Occupation or
   Name and Business                                Employment and Five-Year Employment
        Address                  Office(s)                        History
   -----------------     -------------------------- ------------------------------------
Robert J. Herbold....... Director                   Robert J. Herbold has served as a
                                                    director since July 2000. Mr.
                                                    Herbold has served as an Executive
                                                    Vice President and Chief Operating
                                                    Officer of Microsoft Corporation
                                                    since 1994. Prior to joining
                                                    Microsoft, Mr. Herbold was a Senior
                                                    Vice President at The Procter & Gam-
                                                    ble Company from 1990 to 1994. Mr.
                                                    Herbold is a director of Weyerhaeu-
                                                    ser Corp.

Walter B. Hewlett....... Director                   Walter B. Hewlett has served as a
                                                    director since July 1999. Mr. Hew-
                                                    lett is an independent software de-
                                                    veloper involved with computer ap-
                                                    plications in the humanities. In
                                                    1997, Mr. Hewlett was elected to the
                                                    Board of Overseers of Harvard Uni-
                                                    versity. In 1994, Mr. Hewlett par-
                                                    ticipated in the formation of Ver-
                                                    mont Telephone Company of Spring-
                                                    field, Vermont and currently serves
                                                    as its Chairman. Mr. Hewlett founded
                                                    the Center for Computer Assisted Re-
                                                    search in the Humanities in 1984,
                                                    for which he serves as a director.
                                                    Mr. Hewlett has been a trustee of
                                                    The William and Flora Hewlett Foun-
                                                    dation since its founding in 1966
                                                    and currently serves as its Chair-
                                                    man. Mr. Hewlett has served as a di-
                                                    rector of Hewlett-Packard since
                                                    1987. He is the son of Hewlett-
                                                    Packard co-founder William R. Hew-
                                                    lett.

Heidi Kunz.............. Director                   Heidi Kunz has served as a director
                                                    since February 2000. Ms. Kunz has
                                                    served as an Executive Vice Presi-
                                                    dent and Chief Financial Officer of
                                                    Gap, Inc. since 1999. From 1979 to
                                                    1995, Ms. Kunz held senior Finan-
                                                    cial-Management positions at General
                                                    Motors Corporation, including Vice
                                                    President and Treasurer. Prior to
                                                    assuming this position, Ms. Kunz
                                                    served as a Chief Financial Officer
                                                    of ITT Industries, Inc. from 1995 to
                                                    1999.

David M. Lawrence,       Director                   David M. Lawrence has served as a
 M.D....................                            director since July 1999. Dr. Law-
                                                    rence has served as Chairman of the
                                                    Board since 1992 and Chief Executive
                                                    Officer since 1991 of Kaiser Founda-
                                                    tion Health Plan, Inc. and Kaiser
                                                    Foundation Hospitals. He held a num-
                                                    ber of management positions with
                                                    those organizations prior to assum-
                                                    ing his current positions, including
                                                    Vice Chairman of the Board and Chief
                                                    Operating Officer. Dr. Lawrence is a
                                                    director of Pacific Gas and Electric
                                                    Company and Raffles Medical Group,
                                                    Inc.

                                                      Present Principal Occupation or
   Name and Business                                Employment and Five-Year Employment
        Address                  Office(s)                        History
   -----------------     -------------------------- ------------------------------------
A. Barry Rand........... Director                   A. Barry Rand has served as a direc-
                                                    tor since November 2000. Mr. Rand
                                                    has served as a Chairman and Chief
                                                    Executive Officer of Avis Group
                                                    Holdings, Inc. since November 1999.
                                                    Prior to joining Avis Group, Mr.
                                                    Rand served as executive Vice Presi-
                                                    dent for Worldwide Operations at Xe-
                                                    rox Corporation from 1995 to 1999.
                                                    Mr. Rand is a director of Abbott
                                                    Laboratories.

Randall L. Tobias....... Director                   Randall L. Tobias has served as a
                                                    director since October 1999. Prior
                                                    to assuming this position, from 1993
                                                    to 1998, Mr. Tobias served as Chair-
                                                    man of the Board of Directors and
                                                    Chief Executive Officer of Eli Lilly
                                                    and Company and has served as its
                                                    Chairman Emeritus since January
                                                    1999. Prior to joining Eli Lilly,
                                                    Mr. Tobias served as Vice Chairman
                                                    of the Board of AT&T from 1986 to
                                                    1993 and has been employed by AT & T
                                                    since 1964. Mr. Tobias is a director
                                                    of
                                                    Phillips Petroleum Company, Kimber-
                                                    ly-Clark Corporation, and Knight-
                                                    Ridder, Inc.

  2. Directors and Executive Officers of Merger Sub. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Merger Sub. Each such person is a citizen of the United States, unless otherwise noted, and the business address of each such person is 395 Page Mill Road, Palo Alto, California 94303-0870.

                                                      Present Principal Occupation or
   Name and Business                                Employment and Five-Year Employment
        Address                  Office(s)                        History
   -----------------     -------------------------- ------------------------------------
Edward W. Barnholt...... President, Chief Executive Mr. Barnholt has served as President
                         Officer and Director       and Chief Executive Officer and as a
                                                    director since May 1999. Before be-
                                                    ing named as Chief Executive Offi-
                                                    cer, Mr. Barnholt served as General
                                                    Manager of Hewlett-Packard's Mea-
                                                    surement Organization from 1998 to
                                                    1999, which included Hewlett-
                                                    Packard's Electronic Instruments
                                                    Group, the Microwave and Communica-
                                                    tions Group, the Communications Test
                                                    Solutions Group, the Automated Test
                                                    Group, the Chemical Analysis Group,
                                                    the Components Group and the Medical
                                                    Products Group. From 1990 to 1998,
                                                    he served as General Manager of Hew-
                                                    lett-Packard's Test and Measurement
                                                    Organization. He was elected a Se-
                                                    nior Vice President of Hewlett-Pack-
                                                    ard in 1993 and an Executive Vice
                                                    President in 1996. He is a director
                                                    of KLA-Tencor Corporation.

Marie Oh Huber.......... Vice President, Assistant  Marie Oh Huber has served as Par-
                         Secretary and Assistant    ent's Assistant Secretary and Assis-
                         General Counsel            tant General Counsel since Parent's
                                                    formation in 1999 and also as a Vice
                                                    President since 2000. For the previ-
                                                    ous five years, Ms. Huber served as
                                                    Corporate Counsel of Hewlett-Packard
                                                    Company.

John Eaton.............. Vice-President of          John Eaton has served as Parent's
                         Corporate Development      Vice President of Corporate Develop-
                                                    ment since 1999. For the previous
                                                    five years, he served as Business
                                                    Development Manager of Hewlett-Pack-
                                                    ard Company. Mr. Eaton is a citizen
                                                    of the United Kingdom.

Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                       The Depositary for the Offer is:

                             [Computershare Logo]

                 By Hand:                           By Overnight Delivery:
  Computershare Trust Company of New York   Computershare Trust Company of New York
             Wall Street Plaza                         Wall Street Plaza
        88 Pine Street, 19th Floor                88 Pine Street, 19th Floor
            New York, NY 10005                        New York, NY 10005

                 By Mail:                         By Facsimile Transmission:
  Computershare Trust Company of New York      (For Eligible Institutions Only)
            Wall Street Station                         (212) 701-7636
               P.O. Box 1010
          New York, NY 10268-1010

                          Confirm Facsimile Transmission:
                                By Telephone Only:
                                  (212) 701-7624

Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. Requests for additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent at its telephone numbers and location listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                   Corporate Investor Communications, Inc.
[LOGO OF CORPORATE INVESTOR COMMUNICATIONS, INC.]

                               111 Commerce Road
                          Carlstadt, New Jersey 07072

             Banks and Brokerage firms please call: (201) 896-1900
               Stockholders please call toll-free 1-866-987-6245


                     The Dealer Manager for the Offer is:

                          MORGAN STANLEY DEAN WITTER

                       Morgan Stanley & Co. Incorporated
                                 1585 Broadway
                              New York, NY 10036
                                (650) 234-5795